Filed pursuant to Rule 424(b)(4)

Under the Securities Act of 1933, as amended

Registration 333-210769

3,000,000 Shares of Common Stock

We are registering up to 3,000,000 shares of common stock of Wearable Health Solutions, Inc. f/k/a Medical Alarm Concepts Holding, Inc. (the “Company”) by the selling stockholders, including 1,611,110 shares issuable upon conversion of outstanding convertible notes (the “Notes”) and 1,388,890 shares issuable upon conversion of 138,889 outstanding shares of Series C Preferred Stock (“Series C Preferred”).

The selling stockholders may sell the shares from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to pay the expenses of this registration.

Investing in our common stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 2 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTCQB and trades under the symbol “WHSI”.  On June 22, 2016, the last reported sale price of our common stock as reported on the OTCQB was $.11 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 6, 2016.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus includes estimates, statistics and other industry and market data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the section entitled “Risk Factors” and our consolidated financial statements and related notes, before deciding to buy our securities. Unless otherwise stated, all references to “us,” “our,” “we,” “Wearable Health Solutions, Inc.” the “Company” and similar designations refer to Wearable Health Solutions, Inc. and its subsidiaries.

Our Company

We were organized in 2008. We manufacture medical alarm devices that are used to summon help in the event of an emergency. While these devices are primarily designed for the elderly, we believe there is also a market for those who are physically disabled, as well as for persons living alone.

Our flagship product is called the MediPendant®, which is a personal emergency alarm that is used to summon help in the event of an emergency at home. Currently, approximately 60% of all medical alarms being sold in the United States right now are first-generation technologies that require the user to speak and listen through a central base station unit. The MediPendant®, however, offers a product that has the speaker in the pendant, enabling the user to simply speak and listen directly through the pendant in the event of an emergency.

We also manufacture the iHelp mobile medical alarm device. The iHelp is a next-generation medical alarm that utilizes T-Mobile’s 2G network. Users of the iHelp mobile medical alarm can take the device with them wherever there is cellular service. There is no base station and the iHelp only requires a cellular signal in order to work.

We are in the process of implementing a new product called the iHelp+ (iHelp plus 3G). iHelp+ is a cellular medical alert system that operates on a 3G network. Initially, it will be operating on the AT&T network (GSM - Global), and within a few months it will also be able to operate on the Verizon (CDMA - USA) network as well. It is Bluetooth and Wi-Fi enabled. It has a much broader reach than the iHelp, as well as additional functions, such as fall detection and geo-fencing (ability to pre-set an area and alert loved ones if the user leaves or enters the pre-set area).

The Offering
Common stock offered by the selling stockholders:	3,000,000 shares of the Company’s $.0001 par value common stock

Common stock outstanding before and after this offering:	7,874,177 (1) and 10,874,177 (2)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

Trading symbol:	WHSI

Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	The number of outstanding shares before the offering is based upon 7,874,177 shares outstanding as of June 22, 2016.
(2)	The number of outstanding shares after the Offering assumes that all outstanding Notes and Preferred Stock for which the underlying shares have been registered herein will be converted or exercised into shares of Common Stock.

About Us

Our principal executive offices are located at 200 West Church Road, Suite B, King of Prussia, PA 19406, and our telephone number is (877) 639-2929.

Our website addresses’ are www.medipendant.com, www.ihelpalarm.com and www.medicalalarmconcepts.com. The information contained on, connected to or that can be accessed via our websites are not part of this prospectus. We have included our website addresses in this prospectus as an inactive textual reference only and not as an active hyperlink.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business and Industry

Our investors may lose their entire investment because our financial status creates a doubt whether we will continue as a going concern.

 As of June 30, 2015, the Company has a working capital deficit of $808,693. The Company did not generate cash from our operations, have had a stockholders’ deficit of $808,693, and had operating losses for the past two years. These circumstances, among significant others, raise substantial doubt about our ability to continue as a going concern.

While we are attempting to generate sufficient revenues, our cash position may not be enough to support our daily operations. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate sufficient revenues.

We may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

If we are unable to successfully execute any material part of our growth strategy, our future growth and ability to make profitable investments in our business would be harmed.

Our success depends on our ability to expand our business while maintaining profitability. We may not be able to sustain our growth or achieve profitability on a quarterly or annual basis in future periods. Our future growth and profitability will depend upon a number of factors, including, without limitation:

•	the level of competition in our industry;
•	our ability to offer new products and to extend existing brands and products into new markets, including international markets;
•	our ability to identify, acquire and integrate strategic acquisitions;
•	our ability to remain competitive in our pricing;
•	our ability to maintain efficient, timely and cost-effective production and delivery of our products;
•	the efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness and cross-marketing our brands;
•	our ability to identify and respond successfully to emerging trends in our industry;
•	the level of consumer acceptance of our products; and
•	general economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve our targeted growth, we may not be able to sustain profitability. Failure to successfully execute any material part of our growth strategy would significantly impair our future growth and our ability to make profitable investments in our business.

Our disclosure controls and procedures have been found to be ineffective and we do not have sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience to identify and remedy material weaknesses in such controls and procedures.

Ronnie Adams, our Chief Executive Officer/Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of the end of our fiscal year ended June 30, 2015.

Based on the evaluation, Mr. Adams concluded that our disclosure controls and procedures and our internal controls over financial reporting were not effective as of June 30, 2015.

In the course of making our assessment of the effectiveness of internal controls over financial reporting, we identified the following material weaknesses in our internal control over financial reporting: we are lacking qualified resources to perform the internal audit functions properly and, in addition, the scope and effectiveness of our internal audit function are yet to be developed; we currently do not have an audit committee; and we are relatively inexperienced with certain complexities within US GAAP and SEC reporting. We did not have sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of generally accepted accounting principles accepted in the United States of America commensurate with our disclosure controls and procedures requirements, which resulted in a number of deficiencies in disclosure controls and procedures that were identified as being significant. Our management believes that the number and nature of these significant deficiencies, when aggregated, was determined to be a material weakness.

We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.

Our business is highly competitive. Our products may be subject to competition from lower-cost imports that intensify the price competition faced in various markets. Some of our competitors are privately owned and have more latitude to operate than we do as a public company. If we do not successfully compete with these competitors on factors such as new product development, innovation, brand, delivery, customer service, price, and quality, our customers may consider other products. Competitive pressures from our competitors could adversely affect our results of operations and financial condition.

We source our products from third-party suppliers located in Asia, which reduces our control over the manufacturing process and may cause variations in quality or delays in our ability to fill orders.

We source all of our Medical Alert parts and materials from third party suppliers located in Asia. We depend on these suppliers to deliver products that are free from defects, comply with our specifications, meet health, safety and delivery requirements, and are competitive in cost. If our suppliers deliver products that are defective or that otherwise do not meet our specifications, our return rates may increase, and the reputation of our products and brands may suffer. In addition, if our suppliers do not meet our delivery requirements or cease doing business with us for any reason, we might miss our customers’ delivery deadlines, which could in turn cause our customers to cancel or reduce orders, refuse to accept deliveries, demand reduced prices, or change suppliers. The overseas sourcing of products subjects us to the numerous risks of doing business abroad, including but not limited to, rapid changes in economic or political conditions, civil unrest, political instability, war, terrorist attacks, international health epidemics, work stoppages or labor disputes, currency fluctuations, increasing export duties, trade sanctions and tariffs, and variations in product quality. We may also experience temporary shortages due to disruptions in supply caused by weather or transportation delays. Even if acceptable alternative suppliers are found, the process of locating and securing such alternatives is likely to disrupt our business, and we may not be able to secure alternative suppliers on acceptable terms that provide the same quality product or comply with all applicable laws. Any of these events would cause our business, results of operations, and financial condition to suffer. We had only one supplier during the years ended June 30, 2014 and 2013, respectively, and had two suppliers in the year ended June 30, 2015. If relations with either of these suppliers become unfavorable or if we are unable to purchase our product from either of these suppliers for any reason whatsoever, whether within or not within our control, we will need to find other suppliers on at least the same terms and conditions as our current suppliers.

Requirements associated with being a public company have, and will continue to, increase our costs significantly and divert significant resources and management attention.

We are not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we have not registered our common stock pursuant to the Exchange Act. However, we have made filings on a voluntary basis and intend to make changes in our corporate governance, corporate internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems to manage our growth and our obligations as a public company. In addition, we will become subject to the Exchange Act reporting requirements under Section 15(d) upon effectiveness of this Registration Statement for at least one year. The expenses that will be required in order to adequately manage our obligations as a public company are material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs, or the degree of impact that our management’s attention to these matters will have on our business. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

Many of our competitors are also not subject to these requirements, because they do not have securities that are publicly traded on a U.S. securities exchange or other securities exchanges. As a result, these competitors are not subject to the risks identified above. In addition, the public disclosures that are provided pursuant to the SEC’s rules and regulations may furnish our competitors with greater competitive information regarding our operations and financial results than we are able to obtain regarding their operations and financial results, thereby placing us at a competitive disadvantage.

Our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 holders of record on the first day of our fiscal year after the year of effectiveness.

Our Common Stock is not currently registered under the Exchange Act. While we are not currently subject to the reporting requirements of the Exchange Act and have been voluntarily filing reports, we will become subject to the Exchange Act reporting requirements under Section 15(d) upon effectiveness of the current registration statement for at least one year after effectiveness. Our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year, other than a fiscal year in which a registration statement under the Securities Act has gone effective, we have fewer than 300 holders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information. As of June 22, 2016, we had approximately 132 holders of record.

Unless we register a class of our securities pursuant to Section 12 of the Exchange Act, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Exchange Act which may limit the information on the Company available to shareholders.

Unless we register a class of our securities pursuant to Section 12 of the Exchange Act, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Exchange Act. Accordingly, we will not be subject to the proxy rules, short-swing profit provisions, going-private regulation, beneficial ownership reporting, and the majority of the tender offer rules and the reporting requirements of the Exchange Act. Accordingly, shareholders may have access to less information regarding the activities of the Company and its officers and directors than they otherwise may have if a class of the Company’s securities was registered under the Exchange Act.

Risks Related to Our Operations

In the event we are not successful in reaching our revenue targets, additional funds may be required.

We may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we may be forced to suspend or cease operations. Management intends to raise additional funds by way of a public or private offering. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

While we are attempting to generate sufficient revenues, our cash position may not be enough to support our daily operations.

Management intends to raise additional funds by way of a public offering or additional private offerings, by the exercise of outstanding warrants, or by alternative methods. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

Our ability to adapt to industry changes in technology, or market circumstances, may drastically change the business environment in which we operate.

If we are unable to recognize these changes in good time, are late in adjusting our business model, or if circumstances arise such as pricing actions by competitors, then this could have a material adverse effect on our growth ambitions, financial condition and operating results

The global increase in security threats and higher levels of professionalism in computer crime have increased the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access.

Our systems, networks, products, solutions and services remain potentially vulnerable to attacks, which could potentially lead to the leakage of confidential information, improper use of our systems and networks, which could in turn materially adversely affect our financial condition and operating results.

We rely on the attraction and retention of talented employees.

Attracting and retaining talented employees in sales and marketing, research and development, finance and general management, as well as of specialized technical personnel, is critical to our success and could also result in business interruptions. There can be no assurance that we will be successful in attracting and retaining all the highly qualified employees and key personnel needed in the future.

We may from time to time be subject to warranty and product liability claims with regard to product performance and effects.

We could incur product liability losses as a result of repair and replacement costs in response to customer complaints or in connection with the resolution of contemplated legal proceedings relating to such claims. Successful claims for damages may be made that are in excess of our insurance coverage. Our insurance could become more expensive and there is no assurance that insurance will still be available on acceptable terms. In addition to potential losses arising from claims and related legal proceedings, product liability claims could affect our reputation and relationships with key customers. As a result, product liability claims could materially impact our financial condition and operating results.

In order to develop additional revenues and further our current products, we have plans to invest in product(s) that are synergistic with our current products.

Investing in these products’ adaptive technologies or business models may or may not be successful. They may not be timely nor cost-effective, and there is no assurance the desired results will be achieved. We may need to increase our inventory levels, increase our accounts receivables, and be exposed to bad debt and obsolete inventory, and this would negatively impact our operations and balance sheet.

We are not averse to acquiring other companies that will increase our revenues, cash flow, and profits.

We would entertain the notion of acquiring attractive candidates that are synergistic to our business model and are accretive to our projected earnings; there is a risk that we will not have the ability to properly integrate these businesses, products, or services with our current business line. We are not certain that we will be able to successfully identify suitable acquisition candidates, and negotiate these deals on terms acceptable to us. In addition, successful integration may involve operational changes, additions, and significant expenses. We may need to borrow money and leveraging ourselves for acquisitions could limit our financial flexibility in the future. If we fail to successfully manage our new product(s) and/or acquisitions, our business may suffer.

We face a risk of a change in control due to the fact that our current of officers and directors do not own a majority of our outstanding voting stock.

Our current officers and our directors do not hold voting control over the Company. As a result, our shareholders who are not officers and directors may be able to obtain a sufficient number of votes to choose who serves on our Board of Directors and/or to remove our current directors from the Board of Directors. Because of this, the current composition of our Board of Directors may change in the future, which could in turn have an effect on those individuals who currently serve in management positions with us. If that were to happen, our new management could affect a change in our business focus and/or curtail or abandon our business operations, which in turn could cause the value of our securities, if any, to decline or become worthless.

The ability of our principal stockholders to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

The principal holder of our voting capital stock holds 138,889 shares of Series C Preferred Stock, pursuant to a subscription agreement with the Company entered into on March 1, 2016, which gives them majority voting control of the Company, until February 25, 2017. Even thereafter, they will be entitled to ten votes for each share of Series C Preferred Stock owned. Because of their stock ownership, they are in a position to significantly influence membership of our board of directors as well as all other matters requiring stockholder approval. For example, the principal holder of our voting capital stock recently exercised their voting power to approve an amendment to our Articles of Incorporation to increase the amount of the Company’s authorized capital stock. The interests of our principal stockholder may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other officers and directors and other business decisions. The minority stockholders have no way of overriding decisions made by our principal stockholder. This level of control may also have an adverse impact on the market value of our shares because our principal stockholder may institute or undertake transactions, policies or programs that result in losses and/or may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

Risks Related to Our Common Stock

The market price of our common stock may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our shares has been subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us or the consumer goods market in general;
•	operating and stock price performance of other companies that investors deem comparable to the Company;
•	our ability to market new and enhanced products on a timely basis;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving the Company;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of our common stock available for public sale;
•	any major change in our board or management;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future.  In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;
●	market visibility for our common stock may be limited; and
●	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Volatility in the price of our common stock may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market including the shares included in this Registration Statement, or the perception that these sales could occur. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our common stock. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The recent increase in our authorized capital stock and issuance of common stock upon conversion of outstanding convertible notes and warrants may result in immediate and substantial dilution.

The issuance of common stock upon conversion of the convertible notes and warrants outstanding will result in immediate and substantial dilution to the interests of other stockholders since the holders of the convertible notes and warrants may ultimately receive and sell the full amount of shares issuable in connection with the conversion of such convertible notes and warrants. Although certain of the convertible notes may not be converted if such conversion would cause the holders thereof to own more than 4.99% or 9.99% of our outstanding common stock, this restriction does not prevent the holders of the convertible notes subject to such restrictions from converting some of their holdings, selling those shares, and then converting the rest of its holdings, while still staying below the 4.99%/9.99% limit. In this way, the holders could sell more than any applicable ownership limit while never actually holding more shares than the applicable limits allow. If the holders choose to do this, it will cause substantial dilution to the then holders of our common stock. The recent increase in our authorized capital stock allows shares of common stock to be issued upon such exercises or conversions without having to get stockholder approval in the future. The table below provides the number of shares issuable upon exercise or conversion of each convertible and exchangeable class of securities.

Security	Underlying Shares of Common Stock	Underlying Shares of Preferred Stock
Convertible Notes	67,375,000
Warrants	106,691,720	6,666,672 Series C
Series A Preferred	688
Series B Preferred	9,938
Series C Preferred	68,055,610
Series D Preferred	42,500,000

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Forward-looking statements include statements concerning:

•	our possible or assumed future results of operations;
•	our business strategies;
•	our ability to attract and retain customers;
•	our ability to sell additional products and services to customers;
•	our cash needs and financing plans;
•	our competitive position;
•	our industry environment;
•	our potential growth opportunities;
•	expected technological advances by us or by third parties and our ability to leverage them;
•	the effects of future regulation; and
•	the effects of competition.

All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

Our common stock has been quoted on the OTCQB system under the symbol “WHSI” since June 3, 2016. Prior to June 3, 2016, our common stock was quoted on the OTCQB system under the symbol “MDHI” since March 23, 2016. Prior to March 23, 2016, our common stock was quoted on the OTC Pink Marketplace (formally the OTC Bulletin Board) system under the symbol “MDHI” since January 2, 2009.

The market price of our common stock will be subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

The following table sets forth the range of the high and low sales prices per share of our common stock for the fiscal quarters indicated.

Fiscal Year 2016	High	Low
First Quarter	$0.24	$0.03

Fiscal Year 2015	High	Low
First Quarter	$0.50	$0.30
Second Quarter	$0.47	$0.15
Third Quarter	$0.35	$0.10
Fourth Quarter	$0.17	$0.11

Fiscal Year 2014	High	Low
First Quarter	$1.76	$1.12
Second Quarter	$1.28	$0.64
Third Quarter	$1.12	$0.15
Fourth Quarter	$0.52	$0.22

On June 22, 2016, the last reported sale price of our common stock as reported on the OTCQB was $.11 per share.

Holders of Record

As of June 22, 2016, there were approximately 132 shareholders of record of our common shares.

Dividends

We currently do not pay regular dividends on our outstanding stock. Our policy is to reinvest earnings in order to fund future growth. Therefore, we have not paid, and currently do not plan to declare dividends on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Equity Compensation Plan Information

We do not have any equity compensation plans under which equity securities of the Company are authorized for issuance and we have not granted any stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this Registration Statement, including “Risk Factors,” “Description of Business” and the Financial Statements attached hereto pursuant and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Forward-Looking Statements.” Our actual results may differ materially.

The following discussion provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto contained elsewhere in this Registration Statement. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

You should read the following information in conjunction with our financial statements and related notes contained elsewhere in this report. You should consider the risks and difficulties frequently encountered by early-stage companies, particularly those engaged in new and rapidly evolving markets and technologies. Our limited operating history provides only a limited historical basis to assess the impact that critical accounting policies may have on our business and our financial performance.

Overview and Recent Events

We manufacture medical alarm devices that are used to summon help in the event of an emergency. While these devices are primarily designed for the elderly, there is also a market for those who are physically disabled, as well as for persons living alone.

We were organized in 2008. Traditional financing has not been available to us and because of this we have historically been forced to raise capital on terms that were highly dilutive. This type of financing, along with several other issues, prevented us from realizing a robust growth rate for our first few years of operation. Since that time, considerable management time has been spent and investor money utilized to turn our operation around.

Our flagship product is called the MediPendant®, which is a personal emergency alarm that is used to summon help in the event of an emergency at home. Since approximately 60% of all medical alarms currently being sold in the United States right now, are first-generation technologies that require the user to speak and listen through a central base station unit, the MediPendant® has found success by offering a product that has the speaker in the pendant, enabling the user to simply speak and listen directly through the pendant in the event of an emergency.

The MediPendant® is designed to be worn in the bath or shower and offers a 600-foot range, so that the wearer can operate the unit from virtually anywhere within their home or on their property. The product is extremely durable, very reliable, and offers an extremely long battery life. The MediPendant® has voice prompts that alert the user of the operational status of the device. This gives the user some peace of mind during an emergency because they know with certainty that their distress signal has been activated and help is being summoned.

We also manufacture the iHelp mobile medical alarm device. The iHelp is a next-generation medical alarm that utilizes T-Mobile’s 2G network. Users of the iHelp mobile medical alarm can take the device with them wherever there is cellular service. There is no base station and only requires a cellular signal in order to work.

We have invested time, manpower, and money into the development of this product. On September 30, 2014, we signed an agreement for a $300,000 line of credit to enable us to launch the iHelp, and to build the infrastructure that allowed us to buy and track air time from T-Mobile for cellular operation of this unit. The credit line was increased to $500,000 in January 2015. The iHelp has enhanced features and functions including an advanced GPS system, the ability to remotely locate a loved one, and a dealer portal that enables dealers to manage their own iHelp customer base. A significant amount of time was spent on the backend systems, including the dealer portal. iHelp dealers have significant benefits, most importantly the ease of use in ordering product, activating and deactivating customers, tracking their customer usage, and creating and printing a variety of reports to assist in billing and collecting revenues. The iHelp dealer program is a turn-key program that offers the dealer the opportunity to provide his/her customers with the latest products without having to change his/her own backend.

We are in the process of implementing a new product called the iHelp+ (iHelp plus 3G). iHelp+ is a cellular medical alert system that operates on a 3G network. Initially, it will be operating on the AT&T network (GSM - Global), and within a few months we expect that it should also be able to operate on the Verizon (CDMA - USA) network as well. It is Bluetooth and Wi-Fi enabled. It has a much broader reach than the iHelp, as well as additional functions, such as fall detection and geo-fencing (ability to pre-set an area and alert loved ones if the user leaves or enters the pre-set area).

Additionally, the iHelp+ will be used as the communication device for a wellness bracelet and other Bluetooth-enabled devices used for collecting vital sign data and storing the data in any requested manner in encrypted HIPAA-compliant cloud servers for access by proper parties.

On July 10, 2008, we entered into a Purchase Agreement and Patent Assignment Agreement (the “Agreement”) effective July 31, 2008. We were obligated to pay the seller $2,500,000 on June 30, 2012. The Agreement specifies interest of 6% payable monthly, commencing on July 31, 2008. The seller had the right to reacquire all patents and applications if payment was not made on June 30, 2012; however, this agreement has been extended quarterly since June 30, 2012. The patent purchase agreement refers to patent #RE41845 and RE41392. The scope of the patents is as follows: A personal emergency communication system includes a user-carried portable communication unit having a single button, which when depressed by the user, wirelessly sends a call request signal to a base unit. The base unit initiates a telephone call through a dial-up network to an emergency response center and places an operator at the emergency center responder in wireless voice communication with the portable unit when the call is connected. The telephone number to be called can be stored in at least one of the portable unit and the base unit. A speech synthesizer operating in combination with automated voice messages stored in at least one of the base unit and portable unit system memory are used to advise the user of the status of the call, and to provide the user with verbal confirmation that functional systems of the base unit are operating properly.

In June 2015, we made a decision to terminate our patent agreement with Nevin Jenkins, the patent holder. Mr. Jenkins and the Company agreed to a new revised licensing agreement whereby we still have the ability to order product utilizing the patent. We feel that the old agreement was too costly, and money would be better served based on our decision of investing in more cellular type mPERS devices. Our new agreement with Mr. Jenkins will enable us to continue selling the MediPendant® based on a cost plus structure. Pursuant to the terms of the new agreement, we agreed to turn over to Mr. Jenkins all excess parts in inventory and tooling that were in our factory in China. In exchange for this, we retained the license to sell the MediPendant® in the United States. We also agreed that were we to purchase the MediPendant® from Mr. Jenkins, we would pay “cost” plus $25 per unit. The excess parts and tooling in China amount to approximately $35,000 and were not valued on our books. We agreed to a credit of $25 on each MediPendant® sold to us until the entire $35,000 was utilized. This number converts to 1,400 units.

Pursuant to certain subscription agreements dated March 1, 2016 and March 3, 2016, we sold $612,500 worth of units (the “Units”), pursuant to separate subscription agreements with accredited investors entered into on March 1, 2016 and March 3, 2016, at a purchase price of $25,000 per Unit. Each Unit consisted of (i) $25,000 face amount of 10% original issue discount unsecured convertible notes, convertible into shares of the Company’s common stock, par value $0.0001 per share at a conversion price equal to $0.01 and (ii) one warrant to purchase 277,778 shares of Series C Convertible Preferred Stock, par value $0.0001 per share, at an exercise price of $0.09 per share (such sale and issuance, the “Private Placement”). D2CF, LLC, one of the selling stockholders, exercised their rights pursuant to their Warrant and received 138,889 shares of Series C Preferred Stock.

On April 21, 2016 (the “Closing Date”), we closed the sale of one unit for $400,000 (the “Unit”), pursuant to a subscription agreement (the “Subscription Agreement”) with an accredited investor (the “Investor”). The Unit consisted of (i) 400,000 shares of Series D Preferred Stock, par value $0.0001 per share (the “Preferred D Shares”). Each of the Preferred D Shares are convertible into 100 shares of the Company’s common stock, par value $0.0001 per share; and (ii) one warrant (the “Warrant”) to purchase 40,000,000 shares of Common Stock, $0.001 par value per share, at an exercise price of $0.01 per share, subject to adjustment, and expires three years from the date of issuance.

On June 14, 2016 (the “Closing Date”), we closed the sale of one unit for $25,000 (the “Unit”), pursuant to a subscription agreement (the “Subscription Agreement”) with an accredited investor (the “Investor”) at a purchase price of $25,000 per Unit. The Unit consisted of (i) 25,000 shares of Series D Preferred Stock, par value $0.0001 per share (the “Preferred D Shares”) which are convertible into 100 shares of Common Stock per Preferred Share and (ii) one warrant (the “Warrant”) to purchase 25,000 shares of Common Stock, $.0001 par value per share, at an exercise price of $0.01 per share.

The Company is prohibited from effecting a conversion of the Preferred D Shares to the extent that, as a result of such conversion, such Investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred D Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Results of Operations

Comparison of Three Months Ended March 31, 2016 and 2015

Revenue. Revenue generated during the quarters ended March 31, 2016 and 2015 were $325,095 and $279,627, respectively; representing a 16% or $45,468 increase, resulting from a change in strategic business direction toward larger orders to dealers with its new product(s), and more widespread product distribution. The Company believes this change in business direction will lead to stronger growth and margins and higher overall sales during future periods. During the quarters ended March 31, 2016 and 2015, revenue were generated from sales to distributors, resellers and from direct sales to consumers who pay the Company for monthly monitoring services.

Cost of Revenue. Cost of revenue incurred during quarters ended March 31, 2016 and 2015 were $91,470 and $124,490, respectively, representing a 27% or $33,020 decrease. The decrease in cost of revenue was mainly due to the Company’s new product iHelp and its sales method of selling equipment to other dealers, which has lower cost than products sold during the same period last year.

Gross Profit. Gross profit generated during quarters ended March 31, 2016 and 2015 was $233,625 and $155,137, respectively. The gross profit margin for quarters ended March 31, 2016 and 2015 was 72% and 55%, respectively. The increase of gross profit was the result of both increased revenue and decreased cost of revenue.

General and Administrative. General and administrative expenses for quarters ended March 31, 2016 and 2015 were $353,896 and $225,337, respectively; representing 57% or $128,559 increase in general and administrative expense mainly due to the increase of salary and consulting fees.

Selling Expenses. Selling expenses incurred during quarters ended March 31, 2016 and 2015 were $69,768 and $107,835, respectively. The $38,067 or 35% decrease was mainly due to the reduced amount of marketing expenses charged by Costco.

Change in Fair Value of Derivative Instrument. Changes in fair value of derivative instrument generated income of $82,057 during quarter ended March 31, 2016. The Company didn’t have any derivative liabilities during the quarter ended March 31, 2015.

Interest expense-related party. Interest expense-related party was $6,643 and $5,487 for the quarters ended December 31, 2016 and 2015, respectively.

Interest Expense. Interest expense for the quarters ended March 31, 2016 and 2015 was $32,280 and $37,910, respectively. The $5,630 or 15% decrease in interest expense was mainly due to the termination of patent loan agreement.

Net Loss. Net loss incurred during quarters ended March 31, 2016 and 2015 was $146,905 and $221,432, respectively. Change in net loss is due to the reasons stated above.

Comparison of Nine Months Ended March 31, 2016 and 2015

Revenue. Revenue generated during the nine months ended March 31, 2016 and 2015 were $996,727 and $791,708, respectively; representing a 26% or $205,019 increase, resulting from a change in strategic business direction toward more widespread product distribution to dealers. The Company believes this change in business direction will lead to stronger growth and margins and higher overall sales during future periods. During the nine months ended March 31, 2016 and 2015, revenue were generated from sales to distributors, resellers and from direct sales to consumers who pay the Company for monthly monitoring services.

Cost of Revenue. Cost of revenue incurred during nine months ended March 31, 2016 and 2015 were $301,427 and $227,549, respectively, representing a 32% or $73,878 increase. The increase in cost of revenue was mainly due to the Company’s new product iHelp and its sales method of selling equipment to other dealers, thereby increasing revenues and as a result sales margins.

Gross Profit. Gross profit generated during nine months ended March 31, 2016 and 2015 was $695,300 and $564,159, respectively. The gross profit margin for nine months ended March 31, 2016 and 2015 was 70% and 71%, respectively. The decrease in gross profit margin was mainly due to more revenue generated from the sales of its new product iHelp directly to other dealers, which has lower gross profit margin.

General and Administrative. General and administrative expenses for nine months ended March 31, 2016 and 2015 were $939,250 and $591,051, respectively; representing 59% or $348,199 increase in general and administrative expense mainly due to the increase of salary and consulting fees.

Selling Expenses. Selling expenses incurred during nine months ended March 31, 2016 and 2015 were $122,700 and $237,719, respectively. The $115,019 or 48% decrease was mainly due to the reduced amount of marketing expenses charged by Costco.

Change in Fair Value of Derivative Instrument. Change in fair value of derivative instrument incurred income of $82,057 during nine months ended March 31, 2016; in contrast, changes in fair value of derivative instrument generated expense of $11,335 during nine months ended March 31, 2015.

Interest expense-related party. Interest expense-related party was $19,378 and $8,421 for the nine months ended March 31, 2016 and 2015, respectively. The $10,957 or 130% increase was due to the increase of credit line.

Interest Expense. Interest expense for the nine months ended March 31, 2016 and 2015 was $59,428 and $113,455, respectively. The $54,027 or 48% decrease in interest expense was mainly due to the termination of patent loan agreement.

Net Loss. Net loss incurred during nine months ended March 31, 2016 and 2015 was $363,399 and $397,822, respectively. Change in net loss is due to the reasons stated above.

Comparison of Fiscal Years Ended June 30, 2015 and June 30, 2014

Revenue. Revenue generated during the years ended June 30, 2015 and 2014 were $1,147,099 and $1,153,693, respectively; representing a 1% or $6,594 decrease in the year ended June 30, 2015 comparing with last year, resulting from a change in strategic business direction toward more widespread product distribution and away from reliance on only a few resellers and distributors. We believe this change in business direction will lead to stronger growth and margins and higher overall sales during future periods. During 2015 and 2014, revenue was generated from sales to distributors, resellers and from direct sales to consumers who pay us for monthly monitoring services.

Cost of Revenue. Cost of revenue incurred during years ended June 30, 2015 and 2014 were $366,702 and $324,503, respectively, representing a 13% or $42,199 increase in the year ended June 30, 2015 comparing with last year. The increase of cost of sales was mainly due to higher cost of sales products sold during current fiscal year as compared with previous fiscal year.

Gross Profit. Gross profit generated during fiscal 2015 and 2014 was $780,397 and $829,190, representing 6% or $48,793 decrease in the year ended June 30, 2015 comparing with last year. The gross profit margin for 2015 and 2014 were 68% and 72%, respectively.

Selling Expenses. Selling expenses incurred during fiscal 2015 and 2014 was $305,738 and $212,133, respectively, representing $93,605 or 44% increase in the year ended June 30, 2015 comparing with last year. During fiscal 2015, we shifted our sales emphasis more toward brand marketing, which contributed to the increase in sales expenses.

General and Administrative. General and administrative expenses for fiscal 2015 and 2014 were $987,035 and $1,695,423, respectively; representing 42% or $708,388 decrease in the year ended June 30, 2015 comparing with last year,. During the year ended June 30, 2014, the Company issued 1,493,669 shares of common stock to management pursuant to Global Settlement Agreement and recorded stock compensation expense of $ 955,948. The Company also issued 50,000 shares of common stocks to a shareholder for consulting services during the year ended June 30, 2014 which was valued at $38,500.

During the year ended June 30, 2015, the Company issued 1,375,000 shares of common stock to consultants for services performed. Those shares were valued at $305,039 which was amortized over service period.

Change in Fair Value of Derivative Instrument. Changes in fair value of derivative instrument generated $1,514,947 income during fiscal 2014; while expense generated from the changes in fair value of derivative instrument during 2015 was $11,335.

Interest Expense. Interest expense for fiscal 2015 and 2014 were $117,350 and $189,220, respectively. The $71,870 or 38% decrease in interest expense was mainly due to the decrease of loan amount. The Company also recorded interest expense of $8,436 and $22,320 for the year ended June 30, 2015 and 2014, respectively, on credit line from related parties.

Gain from Termination of Patent Agreement. On July 10, 2008, the Company entered into a Purchase Agreement and Patent Assignment Agreement (the "Agreement") effective July 31, 2008. The Company was obligated to pay the seller $2,500,000 on June 30, 2012. The Agreement specifies interest of 6% payable monthly, commencing on July 31, 2008. The seller had the right to reacquire all patents and applications if payment was not made on June 30, 2012. This agreement had been extended quarterly since June 30, 2012. This patent was recorded as an intangible asset and amortized over its estimated useful life. In June 2015, we made decision to terminate the Agreement. Upon termination of this Agreement, the loan payable of $2,500,000 and unamortized balance of intangible asset of $1,023,804 were written off and a gain of $1,476,196 was recorded.

Net Income (Loss). Net income for 2015 and 2014 was $826,699 and $225,041, respectively, for the reasons stated above.

Liquidity and Capital Resources

As of March 31, 2016 and June 30, 2015, we had $134,088 and $1,335 in cash, respectively.

During the nine months ended March 31, 2016 and 2015, our operating activities incurred net cash outflow of $462,969 and $366,828, respectively. The main reasons for the change in net cash used in operating activities are outlined below:

1.	Changes in fair value of derivative instrument during nine months ended March 31, 2016 generated non-cash income of $82,057; in contrast such changes incurred non-cash cost of $11,335 during same period of last year.
2.	During the nine months ended March 31, 2016 and 2015, stock-based compensation generated non-cash expense of $166,919 and $1,750, respectively.
3.	During the nine months ended March 31, 2015, amortization of patent generated non-cash loss of $58,877; during the same period of current year, there was no accounting transaction of similar nature.
4.	During the nine months ended March 31, 2016, amortization of debt discount generated non-cash loss of $25,080; during the same period of last fiscal year, there was no accounting transaction of similar nature.
5.	During the nine months ended March 31, 2016, the increase of prepaid expense generated net cash outflow of $164,192 and $18,350, respectively.
6.	During the nine months ended March 31, 2016, the Company generated net cash inflow of $5,228 through decreasing of inventories; comparably during the same period of 2015, the purchasing of inventory generated net cash outflow of $91,151.

During the nine months ended March 31, 2015, the Company lent $30,000 to one of employees. There was no transaction in similar nature during the same period of current year.

During the nine months ended March 31, 2016 and 2015, financing activities generated net cash inflow of $586,222 and $391,608, respectively. Main reasons for the change in net cash provided by financing activities were outlined below:

1.	During the nine months ended March 31, 2016, the Company received proceeds of $612,500 through issuance of convertible notes; there was no transaction of similar nature during the same period of previous fiscal year.
2.	During the nine months ended March 31, 2016 and 2015, the Company received proceeds of $0 and $396,608 by obtaining a credit line from a company, which is partially owned by the Company’s CEO.
3.	During the nine months ended March 31, 2016 and 2015, the Company spent $39,713 and $5,000 for the repayment of other notes payables.
4.	During the nine months ended March 31, 2016, the Company received proceeds of $20,000 from an unrelated individual; there was no transaction of similar nature during corresponding period last year.
5.	During the nine months ended March 31, 2016, the Company received proceeds of $12,500 through exercise of warrants; there was no transaction of similar nature during the same period of previous fiscal year.
6.	During the nine months ended March 31, 2016, the Company made repayment of $19,065 to related party; there was no transaction of similar nature during the same period of previous fiscal year.

We believe we can satisfy our cash requirements for the next twelve months with our existing cash and current cash flow from business operations, although there can be no assurance to that effect. If we are unable to satisfy our cash requirements, we may be unable to proceed with our plan of operation. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we may be forced to suspend or cease operations.

We anticipate incurring operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

As of June 30, 2015 and 2014, we had $1,335 and $7,673 in cash, respectively.

During fiscal 2015 and 2014, operating activities used net cash of $466,372 and $25,684, respectively. Main reasons for the $440,688 change in net cash used in operating activities were outlined below:

1.	Net income generated during 2015 and 2014 was $826,699 and $225,041.
2.	Stock issued for services was $284,370 and $994,448 in 2015 and 2014, respectively.
3.	Changes in fair value of derivative instrument during 2014 generated non-cash income of $1,514,947; while during 2015 such changes incurred net non-cash loss of $11,335.
4.	During 2015, termination of patent purchase agreement generated non-cash income of 1,476,197; there was no transaction of similar nature during 2014.
5.	During fiscal 2015 and 2014, the increase of accounts receivable generated net cash outflow of $62,924 and 33,249, respectively.
6.	During 2015, the changes of deferred revenue generated net cash outflow of $11,533 while, it has generated net cash inflow of $105,206 during 2014.

During fiscal 2015 and 2014, investing activities used net cash of $30,000 and $0, respectively.

During fiscal 2015, the Company lent $30,000 to one of employees. There was no transaction in similar nature during previous year. The loan was made pursuant to a secured promissory note that calls for the entire amount of the loan to be paid in full on or before December 31, 2015. The loan does not bear interest and payments of principal are to be made as soon as possible or in incremental amounts acceptable to the Company. Repayment of the loan is secured by 60,000 common shares of the Company owned by the employee that have been pledged as collateral.

During fiscal 2015 and 2014, financing activities generated net cash inflow of 490,034 and $27,500, respectively. The increase of $462,534 was mainly due the following reasons.

1.	During 2015, proceeds from credit line generated net cash inflow of $388,000; there was no transaction in similar nature during 2014.
2.	During 2015, proceeds from note payable, net of repayment were $81,294, comparing to $5,000 during fiscal 2014.

Off-Balance Sheet Arrangements

At December 31, 2015, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

At March 31, 2016, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF BUSINESS

History

On June 4, 2008, we were incorporated under the laws of the State of Nevada as Medical Alarm Concepts, Inc. We were formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”). On May 26, 2016, we filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada changing our name to Wearable Health Solutions, Inc. Traditional financing has not been available to us and because of this we have historically been forced to raise capital on terms that were highly dilutive. We believe that this type of financing, along with several other issues, prevented us from realizing a robust growth rate for our first few years of operation. Since that time, considerable management time has been spent and investor money utilized to turn our operations around.

Company Overview

We manufacture medical alarm devices that are used to summon help in the event of an emergency. While these devices are primarily designed for the elderly, there is also a market for those who are physically disabled, as well as for persons living alone.

Our flagship product is called the MediPendant®, which is a personal emergency alarm that is used to summon help in the event of an emergency at home. Since approximately 60% of all medical alarms currently being sold in the United States currently are first-generation technologies that require the user to speak and listen through a central base station unit, the MediPendant® has found success by offering a product that has the speaker in the pendant, enabling the user to simply speak and listen directly through the pendant in the event of an emergency.

The MediPendant® is designed to be worn in the bath or shower and offers a 600-foot range, so that the wearer can operate the unit from virtually anywhere within their home or on their property. The product is extremely durable, very reliable, and offers an extremely long battery life. The MediPendant® has voice prompts that alert the user of the operational status of the device. This gives the user some peace of mind during an emergency because they know with certainty that their distress signal has been activated and help is being summoned.

We also manufacture the iHelp mobile medical alarm device. The iHelp is a next-generation medical alarm that utilizes T-Mobile’s 2G network. Users of the iHelp mobile medical alarm can take the device with them wherever there is cellular service. There is no base station and only requires a cellular signal in order to work.

We have invested time, manpower, and money into the development of this product. On September 30, 2014, we signed an agreement for a $300,000 line of credit to enable us to launch the iHelp, and to build the infrastructure that allowed us to buy and track air time from T-Mobile for cellular operation of this unit. The credit line was increased to $500,000 in January 2015. The iHelp has enhanced features and functions including an advanced GPS system, the ability to remotely locate a loved one, and a dealer portal that enables dealers to manage their own iHelp customer base. A significant amount of time was spent on the backend systems, including the dealer portal. iHelp dealers have significant benefits, most importantly the ease of use in ordering product, activating and deactivating customers, tracking their customer usage, and creating and printing a variety of reports to assist in billing and collecting revenues. The iHelp dealer program is a turn-key program that offers the dealer the opportunity to provide his/her customers with the latest products without having to change his/her own backend.

We are in the process of implementing a new product called the iHelp+ (iHelp plus 3G). iHelp+ is a cellular medical alert system that operates on a 3G network. Initially, it will be operating on the AT&T network (GSM - Global), and within a few months we expect that it should also be able to operate on the Verizon (CDMA - USA) network as well. It is Bluetooth and Wi-Fi enabled. It has a much broader reach than the iHelp, as well as additional functions, such as fall detection and geo-fencing (ability to pre-set an area and alert loved ones if the user leaves or enters the pre-set area).

Additionally, the iHelp+ has the ability to be used as the communication device for a wellness bracelet and other Bluetooth-enabled devices used for collecting vital sign data and storing the data in any requested manner in encrypted HIPAA-compliant cloud servers for access by proper parties.

Our principal executive offices are located at 200 West Church Road, Suite B, King of Prussia, PA 19406, and our telephone number is (877) 639-2929. Our website addresses’ are www.medipendant.com, www.ihelpalarm.com and www.medicalalarmconcepts.com.

New Product Development

The design and development of wearable ‘biosensor’ devices, such as the iHelp+ for health and wellness, has garnered much attention in the public and healthcare community during the last few years. This is primarily motivated by increasing healthcare costs and propelled by recent technology advances in miniature bio-sensing devices, micro-computing technology, and wireless communications. The advance of wearable sensor-based systems is expected to transform the future of “telehealth”, personal emergency response (PERS, mPERS) and remote monitoring, by enabling ubiquitous, convenient-to-use, cost-effective and proactive personal health management with real and near real-time monitoring and archiving of personal safety, health, and environmental conditions.

Beyond the recent emergence of smart mobile wireless and geographic location solutions, these systems will integrate via Bluetooth low energy 4.0 and other technologies with FDA approved medical devices and biosensors. We will be able to collect data on vital signs, send this data to HIPAA compliant servers in the cloud, and allow access by caregivers, nurses, doctors, hospitals, and other health organizations. This process can facilitate low-monthly-cost wearable solutions for the implementation of monitoring of users, all day and anywhere, for emergency, health, and activity status changes. This evolution will change the face of the traditional PERS device into a WHAM (Wearable Health & Alarm Monitoring) market.

Market Background

Living arrangements have changed greatly in the United States among older people and other potentially vulnerable segments of the population, including those with physical disabilities and/or medical conditions. During the 20th century, one of the most dramatic changes in the lives of the aging in the United States was the rise of the number of aging people living at home alone. In 1910, for example, only 12% of widows age 65 or older lived alone. In 1970, this figure was 70% and today it is estimated to be substantially higher.

In the 21st century, this trend has gained momentum and become stronger than ever, with more of the aging and medically at risk population living alone at present than at any other time in the past, especially with the rise of the aging Baby Boomer population. The Baby Boomers, those born between 1946 and 1964, started turning 65 years old in 2011, with the number of older people set to increase dramatically during the 2010 to 2030 time period. According to a 2009 analysis of U.S. Current Population Survey data, “between 2010 and 2030, the number of people age 65 and older is projected to grow by 31.7 million or 79.2%.” Thus, the older population in 2030 is projected to be twice as large as in 2000, growing from 35 million to 71.5 million, representing 20% of the total U.S. population around the year 2030.

This social dynamic of a rising older population is true in both the United States as well as in many developed nations worldwide. Likewise, social change, technological advancements, and general lifestyle choices have promoted increased independence and the ability to live alone among other potentially vulnerable segments of the population such as those with physical disabilities or medical conditions. These groups can be especially susceptible to health problems and concerns for their physical wellbeing. Experts and even common sense agree that in order to help facilitate independence and safety, more help is needed to provide these people with a point of contact in case of emergency, or the benefit of support in a time of need. It was in response to this situation that the personal emergency response systems (PERS) industry emerged in the United States and developed the first personal medical alarm. The most obvious and common use for personal medical alarms is as a safeguard for the aged and persons with certain medical conditions, in case of an age or health related incident that requires immediate attention, and in which the victim is unable to reach out for assistance via traditional means, including the ability to make a telephone call.

Effective personal emergency response systems, with their emergency alert capabilities, are a key technology solution that can greatly help the vulnerable segment of the population live a more free and active life while maintaining the security of being able to access immediate assistance as needed. In fact, there has been a boom in the PERS market in recent years because of the growing aging population worldwide. According to Forrester Research, Inc., the PERS market in the United States has grown at double digit rates, from approximately $350 million in 2004 to $2 billion in 2012 and increasing every year thereafter.

Today, however, while the PERS industry has been around for a long time, much of the technology within the industry has unfortunately remained stagnant. Many of the original PERS solutions are still designed today to provide alerts whereby a push of a button simply triggers a call center operator to respond by calling the device user at home, with two-way voice communication done through a centralized speaker box and not the actual device itself. Thus, traditional PERS solutions currently on the market offer communication between user and a call center only through a speaker box. This greatly inhibits the user’s freedom and limits their mobility to an area near the speaker box.

Mobile medical alerts have recently been introduced to the market. They are designed for the younger and more active person with medical issues, and also the active elderly adult. And with the emergence of telehealth and biosensor technology, the market is changing again, to even younger people with medical issues that need to be tracked on a regular basis.

We offer a wide range of solutions for the user, from a simple at home medical alarm to a mobile device that enables the user to get help anywhere they go. And now, with the introduction of the iHelp+, users will even be able to get help before they know they need it.

Market Opportunity

The healthcare industry is the largest industry in the world, with the home healthcare market in developed countries in particular growing rapidly, driven in part by aging baby boomers and a growing shift toward moving some types of healthcare away from the hospital and into the home.

These trends help make the home healthcare sector an increasingly attractive market for successful companies that offer effective solutions in the PERS industry space.

The most obvious and common use for personal medical alarms is as a safeguard for the aged and persons with certain medical conditions, not only in case of an age or health related incident that requires immediate attention, but in which the victim is unable to reach out for assistance via traditional means, including the placement of a telephone call. While very few things can prevent falls by aged persons or other unforeseen medical emergencies, medical alarms mitigate the potential harm and expensive hospital stays done by initiating a timely response to such an incident. Tracking devices, like the iHelp+ for wearable biosensors will be able to monitor people with pre-existing conditions.

In fact, there has been a boom in the PERS market in recent years because of the growing aging population worldwide and in the United States in particular. According to the U.S. Census Bureau, the number of people over 65 in the United States is set to jump from approximately 34 million today to approximately 65 million in 2025. By 2050, this number is projected to reach 86.7 million, with many of them living at home or in an alternative home-type environment. Worldwide, this number is expected to double from some 550 million people currently at age 65 years old to over 1.2 billion seniors by the time period around the year 2025.

Not surprisingly, experts in the health care industry expect many of these seniors will want to continue living independently at home for as long as possible. Likewise, more than any aging generation of the past, this population is expected to be more technology-savvy as consumers of healthcare are very interested in playing an active role in personally managing their health and well-being. Importantly, they will likely look to technologies that help them gain access to medical care while being able to remain independent and outside a hospital environment.

Effective personal emergency response systems (PERS), with their emergency alert capabilities, are a key technology solution that can greatly help the vulnerable segment of the population live a more free and active life while maintaining the security of being able to access immediate assistance as needed. According to Forrester Research, Inc., the PERS market in the United States has grown at double digit rates, from approximately $350 million in 2004 to $2 billion in 2012 and increasing every year thereafter

According to statistics from some of the industry’s largest providers of traditional PERS solutions, customers of these emergency alert systems are typically individuals over the age of 75 years old that are predominantly female and live alone, with the actual buyers of PERS systems often being the end user’s children who purchase the medical alarms for their parents.

Regarding purchases of PERS solutions worldwide, the large majority of customers currently pay for their PERS products out-of-pocket, with government reimbursement for PERS items varying from country to country. In the United States, for example, 25% of PERS sales were government reimbursed in 2004, compared to 35% in Germany, just over 50% in France and nearly 100% in the United Kingdom. Furthermore, it is estimated government reimbursement for PERS will ramp up in a number of countries, further fueling demand for these products.

Interestingly, as an approximation of the potential PERS market size in the United States, Lifeline Systems, Inc., the founder of the PERS industry in the U.S. approximately 25 years ago, served 250,000 users in the United States and Canada around the time frame of 1992. Today, Philips Medical Systems’ acquisition of Lifeline Medical Alarm has positioned it as the largest provider of traditional PERS systems with over 700,000 monitored accounts, implying that the total market size of users is likely much larger.

Sales and Marketing

Our marketing efforts are focused in four main areas, 1) Internet sales & marketing, 2) retail distribution, 3) wholesale distribution and 4) international markets.

Internet Sales & Marketing

We market the MediPendant® through our website at www.MediPendant.com and our iHelp mobile medical alarm to dealers at www.ihelpalarm.com. Due to the complex sales process for medical alarms, which often require several phone calls among the end user customer’s family members before a decision is reached, the MediPendant® and iHelp websites are used mainly for informational purposes with the actual sale typically taking place over the phone with one of our customer service representatives or one of our many dealers. We use a variety of techniques, such as Internet paid ad campaigns and social media, in order to drive web traffic to the websites, and initiate potential customer sales calls.

Retail Distribution

We introduced our products to potential retail distributers at the International Security Conference trade show in Las Vegas in April 2016. It is anticipated that retailers will begin offering the new iHelp+ when it begins its rollout, currently anticipated for June 2016.

 Wholesale Distribution

We currently have several relationships with wholesalers who resell the MediPendant® and the iHelp in conjunction with their own monitoring services. We believe our relationships with our strategic partners are good. We are currently in discussions with several other wholesale groups looking to distribute our products through their own independent channels.

International Markets

We also distribute our products in a wholesale manner to selected international markets. To date, we have made sales in Denmark, Ireland, Bermuda, and the People's Republic of China.

Competition

The market for Personal Emergency Response Systems (PERS) is highly fragmented. Because the vast majority of the market participants are private corporations, only limited information about competitors is available.

The vast majority of competitors market first generation PERS systems that rely on a centralized base station for communication between the user and the monitoring center. The second largest of these market participants is believed to be Life Alert, which was founded in 1987. The largest participant is thought to be Philips Medical Systems, which several years ago purchased Lifeline Medical Alarms. Additionally, there are dozens of smaller organizations marketing PERS devices and monitoring services.

Mobile Medical Alerts have recently been introduced to the market. They are designed for the younger and more active person with medical issues and also the active elderly adult.

Termination of Patent Purchase Agreement and New Patent Licensing Agreement

On July 10, 2008, we entered into a Purchase Agreement and Patent Assignment Agreement (the “Agreement”) effective July 31, 2008. We were obligated to pay the seller $2,500,000 on June 30, 2012. The Agreement specifies interest of 6% payable monthly, commencing on July 31, 2008. The seller had the right to reacquire all patents and applications if payment was not made on June 30, 2012; however, this agreement has been extended quarterly since June 30, 2012. The patent purchase agreement refers to patent #RE41845 and RE41392. This patent was recorded as an intangible asset and amortized over its estimated useful life. In June 2015, we made the decision to terminate the Agreement. Upon termination of this Agreement, the loan payable of $2,500,000 and unamortized balance of intangible asset of $1,023,804 were written off and a gain of $1,476,196 was recorded.

The scope of the patents is as follows: A personal emergency communication system includes a user-carried portable communication unit having a single button, which when depressed by the user, wirelessly sends a call request signal to a base unit. The base unit initiates a telephone call through a dial-up network to an emergency response center and places an operator at the emergency center responder in wireless voice communication with the portable unit when the call is connected. The telephone number to be called can be stored in at least one of the portable unit and the base unit. A speech synthesizer operating in combination with automated voice messages stored in at least one of the base unit and portable unit system memory are used to advise the user of the status of the call, and to provide the user with verbal confirmation that functional systems of the base unit are operating properly.

In June 2015, we made a decision to terminate our patent agreement with Nevin Jenkins, the patent holder. Mr. Jenkins and the Company agreed to a new revised licensing agreement whereby we still have the ability to order and sell product utilizing the patent. We feel that the old agreement was too costly, and money would be better served based on our decision of investing in more cellular type mPERS devices. The new agreement with Mr. Jenkins enables us to continue selling the MediPendant® based on a cost plus structure. Pursuant to the terms of the new agreement, we agreed to turn over to Mr. Jenkins all excess parts in inventory and tooling that were in our factory in China. In exchange for this, we retained the license to sell the MediPendant® in the United States. We also agreed that were we to purchase the MediPendant® from Mr. Jenkins, we would pay “cost” plus $25 per unit. The excess parts and tooling in China amount to approximately $35,000 and were not valued on our books. We agreed to a credit of $25 on each MediPendant® sold to us until the entire $35,000 was utilized. This number converts to 1,400 units.

Products

Our primary focus is the sale of our medical alarm and safety alert devices, which are some of the most advanced systems on the market today.

MediPendant®

MediPendant® is our traditional medical alarm product and the world’s first monitored two-way voice speakerphone pendant for the personal emergency response (PERS) industry. It allows the user to speak and listen to the operator directly through the pendant. Our alarm pendant also offers superior range radio frequency capabilities and an enhanced communication range that enable the user to move freely in and about the home, including up to an extended range that is revolutionary in the PERS industry. Specifically, the MediPendant® system enables the device wearer to move up to 600+ feet (line of sight) away from the main base station, a distance that far exceeds competitive offerings on the market today that instead require the user to be within speaking distance of the base station box, a situation that may not be conducive to an emergency if the end user is not at the base station. As part of the MediPendant® product offering, users receive our two-way communication pendant, base station unit and a subscription to a contracted around-the-clock personal response service monitoring center.

Emergency calls made through our MediPendant® device are always handled by certified operators who are available around the clock 24-hours a day and guaranteed to remain on the line with MediPendant® subscribers until the problem is resolved and/or help arrives. Operators are trained to immediately assess the situation and can either connect the caller to a loved-one or dispatch medical personnel to the user’s location. All emergency operators are prepared to bring calm, professional, knowledgeable insight to any situation. Additionally, the call center can also maintain an important list of personal information for all MediPendant® users that includes an updated list of medications, health information and the subscriber’s contact information including home address for location and dispatch purposes. This personal information and medical history are securely stored by the monitoring center and can be provided to the dispatched authority and emergency responders as necessary.

iHelp

We recently announced the launch of a new, advanced medical alarm device called the iHelp. The iHelp is an advanced mobile medical alert system, designed to be easy to use, lightweight yet durable, but with significantly advanced features. We have invested time, manpower, and money into the development and launch of this product. The iHelp has enhanced features and functions including an advanced GPS system, the ability to remotely locate a loved one, voice prompts, and a dealer portal that enables dealers to manage their own iHelp customer base. A significant amount of time was spent on the back end systems, including the dealer portal. iHelp dealers have significant benefits, most importantly the ease of use in ordering product, activating and deactivating customers, tracking their customer usage, and creating and printing a variety of reports. The iHelp dealer program is a turn-key program that offers the dealer the opportunity to provide his/her customers with the latest products without having to change his/her own “back end” systems.

iHelp + 3G

The iHelp + 3G are currently in the development stage and are expected to be available to the marketplace by June 2016. The iHelp Plus is similar to the iHelp in that it is an mPERS product. However, the iHelp + 3G will have more advanced features and functions, including the ability to detect if the wearer of the unit falls, such as in the shower, will operate on the “3G” networks when available, and be telehealth enabled. The unit will have superior audio quality, an extended battery life, and will operate on both GSM and CDMA networks allowing for use with AT&T, T-Mobile, Verizon, & Sprint providers domestically, therefore enabling extended coverage almost anywhere the user may go.

Employees

As of March 30, 2016, we had 10 full-time employees.

DESCRIPTION OF PROPERTY

Our business office is located at 200 West Church Road Suite B, King of Prussia, PA 19406. Our lease has increased annually by 5% since we took possession in February 2011. Rent has increased from $850 to its current rate of $957. Our lease is due to expire in February 2017. We anticipate that we will renew the lease on the same terms as we currently have, along with the assumed annual increases of 5%. We believe that this facility is in good operating condition and adequately serves our needs. We anticipate that, if required, suitable additional or alternative space would be available on commercially reasonable terms to accommodate expansion of our operations.

LEGAL PROCEEDINGS

We are not currently involved in any pending legal proceeding or litigation and we are not aware of any such proceedings contemplated by or against us or our property. To our knowledge, there are no material legal proceedings to which any our directors, officers or affiliates, or any beneficial owner of more than five percent of our common stock, or any associate of any of the foregoing, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each as of date of this prospectus.

Name	Age	Position
Ronnie Adams	67	Chief Executive Officer, President, and Chairman of the Board of Directors
Allen Polsky	71	Executive Vice President, Director

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Family Relationships

There are no family relationships among our executive officers and directors.

Executive Biographies

Ronnie Adams

Mr. Adams serves as our CEO, President, Chief Financial Officer, and Director since 2008. He has also served as President and Chief Financial Officer of Consolidated Stainless, Inc., a NASDAQ (NMS) company resulting from an IPO in 1995, which he started from inception and grew to over $60 million. Mr. Adams was the recipient of the prestigious Entrepreneur of the Year Award in 1996, sponsored by Dow Jones, NASDAQ, and Ernst & Young.

Allen Polsky

Mr. Polsky has served as our Executive Vice President and Director since 2008. Mr. Polsky has 30 years of experience in the security and life safety industry and currently serves as the Company’s Vice President of Strategic Alliances. Prior to joining the Company, he was co-founder and Executive Vice President of Connective Home Acquisition, a low voltage wiring integrator serving the new home industry.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

·

any bankruptcy petition filed under the Federal bankruptcy laws or any state insolvency law by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time and no receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

·	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

·	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his ability (i) to act as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) his involvement in any type of business practice; or (iii) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

·	being subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity;

·

being found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

·	being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

·	being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) Any Federal or State securities or commodities law or regulation; or (ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity;

·	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

 EXECUTIVE COMPENSATION

Named Executive Officers

This prospectus contains information about the compensation paid to our named executive officers during 2015. For 2015, we determined that the following officer was our named executive officer for purposes of this prospectus:

•	Ronnie Adams – chief executive officer and president
•	Allen Polsky – executive vice president

 SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended June 30, 2015 and 2014 in all capacities for the accounts of our executive officers, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

		Salary Paid	Bonus or Commission	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)
Ronnie Adams, Chief Executive Officer and President	2015	$56,800	$-	$6,040	$62,840
	2014	$56,800	-	6,040	$62,840
Allen Polsky, Executive VP	2015	$12,000	-	-	$12,000
	2014	$12,000	-	-	$12,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning exercisable and unexercisable stock options held by the named executive officers at June 30, 2015. We granted no stock option awards to any named executive officers in 2015. There were no option exercises during 2015.

Option Awards
Equity
Incentive Plan
Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Ronnie Adams	-	-	-	-	-
Allen Polsky	-	-	-	-	-

 Employment Agreements

We do not have any employment agreements in place with our executive officers and directors.

Director Compensation

How Directors are Compensated

Employee directors do not receive additional compensation for serving on the board beyond the compensation they received for serving as our officers, as described under “Executive Compensation.”

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. We reimburse our directors for all reasonable ordinary and necessary business related expenses, but we did not pay directors’ fees or other cash compensation for services rendered as a director in the year ended June 30, 2015 to any individual serving on our Board during that period. We have no standard arrangement pursuant to which our directors are compensated for their services in their capacity as directors. We may pay fees for services rendered as a director when and if additional directors are appointed to the board of Directors. The Board of Directors also reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

CORPORATE GOVERNANCE

Director Independence

Neither Mr. Adams nor Mr. Polsky meet the definition of an “independent” director set forth in Rule 4200(a) (15) of the Market Place Rules of the Nasdaq Stock Market, which is the independence standard that we have chosen to report under.

Board of Directors Meetings and Attendance

The Board of Directors held 4 meetings in 2015 including 4 meetings prior to filing three quarterly and one annual reports.  All board members were present at all of the 4 meetings.

Board Committees

Our Board of Directors is currently composed of two members: Ronnie Adams and Allen Polsky. All board actions require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have an audit committee, nominating committee or compensation committee. Given our size and the development of our business to date, we believe that the board through its meetings can perform all of the duties and responsibilities which might be performed by a committee.

We do not currently have any established procedures by which security holders may recommend nominees to our Board of Directors, however, any suggestions on directors, and discussions of board nominees in general, is handled by the entire Board of Directors.

We intend, however, to establish an audit committee of the board of directors as soon as practical. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. Currently such functions are performed by our Board of Directors. The Board has determined that none of the board members qualifies as a “financial expert” as defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act.

Corporate Governance and Related Matters

Board Leadership Structure

Our board is responsible for the selection of the chairman of the board and the chief executive officer. Our board does not have a policy on whether or not the roles of chief executive officer and chairman should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. Currently our chief executive officer acts as chairman. Our board believes that Ronnie Adams, our chief executive officer, is best situated to act as chairman of the board because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the board.

Our Board’s Role in Risk Oversight

Our management is responsible for risk management on a day-to-day basis. The role of our board includes overseeing the risk management activities of management. Our board oversees our risk management processes directly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of the date of this Prospectus by (i) each person or group as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), believed by us to beneficially own more than 5% of our common stock or of our preferred stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Addresses of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Common Stock Shares Beneficially Owned (2)		Shares of Series C Preferred Stock Beneficially Owned	Percentage of Outstanding Series C Preferred Shares Beneficially Owned (3)	Shares of Series D Preferred Stock Beneficially Owned	Percentage of Outstanding Series D Preferred Shares Beneficially Owned (4)	Total Voting Power
Ronald Adams	634,164	7.09%
200 West Church Road, Suite B
King of Prussia, PA 19406
Allen Polsky	227,478	2.89%
200 West Church Road, Suite B
King of Prussia, PA 19406
Biotech Debt Liquidation Fund, LLC (Katherine Noel-Zuniga)	493,660	6.26%
631 Bridgeway Sausalito, CA 94965
Alliance Media Group, Inc. (Frances Sperring)	500,000	6.35%
295 NW Common Loop
Suite 115257
Lake City, FL 32055
Adrian Neilan	500,000	6.35%
Ballinamona, Askeaton, Co
Limerick, Ireland
Robert McGuire	699,934	6.76%
4430 Haskell Ave
Encino, Ca 91436
JTT-EMS LTD (Alex Pui)	488,184	6.20%
801-6081 No. 3 Road
Richmond, B.C., V6Y 2B2
D2CF, LLC (Steven Angel)	2,763,890	25.98%	(6)	138,889	100%			51%
108 Coccio Drive
West Orange, NJ 07052
Benza Pharma, LLC (Mark Groussman)	132,666,720	94.40%	(6)
19925 NE 39th Place # 201
Aventura, FL 33180
Sandor Capital Master Fund (John S. Lemak)	46,525,000	85.50%	(6)			425,000	100%
2828 Routh Street, Suite 500
Dallas, TX 75201
Directors and executive officers as a group (2 people)(5)	861,642	10.94%

(1)	We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable within 60 days after June 22, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible promissory notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The percentage of shares beneficially owned is based on 7,874,177 shares of our common stock issued and outstanding as of June 22, 2016.
(3)	The percentage of shares beneficially owned is based on 138,889 shares of Series C Preferred Stock issued and outstanding as of June 22, 2016.
(4)	The percentage of shares beneficially owned is based on 425,000 shares of Series D Preferred Stock issued and outstanding as of June 22, 2016.
(5)	Beneficial ownership for Ronald Adams and Allen Polsky.

(6)	Includes ownership of the Company’s common stock from convertible securities which contain a 4.99%-9.99% beneficial ownership blocker.

Changes in Control

From February 26, 2016 through February 25, 2017, a holder of shares of Series C Preferred Stock shall be entitled to that number of votes, on a pro rata basis with all other holders of Series C Preferred Stock, equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the holders of other series of voting preferred shares and the holders of common shares or the holders of other securities entitled to vote. As D2CF, LLC is presently the sole holder of Series C Preferred Stock, it has 51% voting control over the Company through February 25, 2017. This arrangement will change following February 28, 2017, when each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to ten votes for each share of Series C Preferred Stock owned on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Presently, Benza Pharma, LLC holds warrants to purchase 6,666,672 shares of Series C Preferred Stock. If Benza Pharma, LLC were to exercise their right to purchase shares of Series C Preferred Stock, this would also alter who has voting control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

On February 5, 2014 the Company issued 50,000 shares of common stock to a shareholder as compensation for consulting services provided to the Company. Those shares were valued at the quoted market price for total $38,500 and recorded as an expense.

On September 30, 2014, the Company entered into a line of credit with Medi Pendant of New York, Inc. (“MNY”), which is partially owned by the Company’s CEO. Under the line of credit agreement, the Company will be able to borrow up to $300,000 with the rate of interest of 6.5% per annum. The maturity date of the credit line is September 30, 2017. The Company has the option to extend the maturity date for one year to September 30, 2018. On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date. The Company recorded accrued interest on the credit line of $8,436 for the year ended June 30, 2015. The Company also agreed to issue 200,000 shares of common stock to one of the owner of MNY to exchange for the increase of line of credit. These shares were value at the market value of $28,000 which was the fair market value at the grant date and recorded as shares to be issued since those share were issued in the subsequent period.

On November 2, 2014, the holder of a convertible note informed the Company that it will no longer be seeking repayment of $25,908. Since the holder of the convertible note was a related party, the Company recorded the forgiveness of the debt and related derivative liability as additional paid-in capital.

On December 4, 2014, the Company lent $30,000 to one of its employees. The loan was made pursuant to a secured promissory note that called for the entire amount of the loan to be paid in full on or before December 31, 2015. The loan does not bear interest and payments of principal are to be made as soon as possible or in incremental amounts acceptable to the Company. Repayment of the loan is secured by 60,000 common shares of the Company owned by the employee that have been pledged as collateral. On December 28, 2015, the due date of this loan was extended to December 31, 2016.

During the year ended June 30, 2015, the Company’s CEO advanced $20,740 to the Company. The amount is non-interest bearing and due on demand.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

 DESCRIPTION OF SECURITIES TO BE REGISTERED

The selling stockholders obtained the securities for which the underlying shares are registered pursuant to certain subscription agreements dated March 1, 2016 and March 3, 2016, whereby the Company sold an aggregate of $612,500 worth of units (the “Units”), pursuant to separate subscription agreements with two accredited investors entered into on March 1, 2016 and March 3, 2016, at a purchase price of $25,000 per Unit.  Each Unit consisted of (i) $25,000 face amount of 10% original issue discount unsecured convertible notes, convertible into shares of the Company’s common stock, par value $0.0001 per share at a conversion price equal to $0.01 and (ii) one warrant to purchase 277,778 shares of Series C Convertible Preferred Stock, par value $0.0001 per share, at an exercise price of $0.09 per share (such sale and issuance, the “Private Placement”). D2CF, LLC, one of the selling stockholders, exercised their rights pursuant to their Warrant and received 138,889 shares of Series C Preferred Stock.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing one-third of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 10,000,000 shares of “blank check” preferred stock, par value $.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The Company is authorized to issue 100,000 shares of Series A Convertible Preferred Stock, $0.0001 par value, of which 688 shares are issued and outstanding as of March 31, 2016. The Series A Convertible Preferred Stock has no voting rights, bears no dividends and is convertible at the option of the holder after the date of issuance at a rate of one share of common stock for every preferred share issued however, the preferred shares cannot be converted if conversion would cause the holder to own more than 5% of the issued and outstanding common stock.

The Company is authorized to issue 62,500 shares of Series B Convertible Preferred Stock, $0.0001 par value, of which 9,938 shares are issued and outstanding as of March 31, 2016. Holders of the Series B Convertible Preferred Stock are entitled to vote on an “as converted” basis (but taking into account certain ownership limitations), together with the Common Stock, as a single class, in actions required to have shareholder approval.

The Company is authorized to issue 6,944,445 shares of Series C Preferred Stock, par value $0.0001 per share. The holders of shares of Series C Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class. From February 26, 2016 through February 25, 2017, (i) a holder of shares of Series C Preferred Stock shall be entitled to that number of votes, on a pro rata basis with all other holders of Series C Preferred Stock, equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the holders of other series of voting preferred shares and the holders of common shares or the holders of other securities entitled to vote and (ii) for purposes of determining a quorum for any annual or special meeting of shareholders, the outstanding shares of Series C Preferred Stock Shares shall be included and shall be deemed as the equivalent of 51% of the aggregate of all shares of Common Stock and preferred stock having voting rights on the issues, represented at and entitled to vote at such meetings. Following February 28, 2017, (i) each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to ten votes for each share of Series C Preferred Stock owned on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited and (ii) for purposes of determining a quorum for any annual or special meeting of shareholders, each outstanding share of Series C Preferred Stock Shares shall be included and shall be deemed as the equivalent of one share of Common Stock. Each holder of Series C Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series C Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to ten shares of Common Stock for each one share of Series C Preferred Stock surrendered.

The Company is authorized to issue 500,000 shares of Series D Preferred Stock, par value $0.0001 per share, of which 425,000 shares are issued and outstanding as of June 22, 2016. The Series D Convertible Preferred Stock has no voting rights, bears no dividends and is convertible at the option of the holder after the date of issuance at a rate of one hundred shares of common stock for every preferred share issued however, the preferred shares cannot be converted if conversion would cause the holder to own more than 5% of the issued and outstanding common stock.

Holders of Series C Preferred Stock and Series D Preferred Stock shall not be entitled to convert their shares if upon such conversion the number of shares of Common Stock to be received, together with the number of shares of Common Stock beneficially owned by the holder and its affiliates on the conversion date, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation on such conversion date (the “Beneficial Ownership Limitation”).  By written notice to the Company, any holder may increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder. Holders of Series C Preferred Stock and Series D Preferred Stock shall be entitled to, at their option, waive the Beneficial Ownership Limitation upon written notice to the Company, such waiver to be effective upon the 61st day after a holder delivers the waiver to the Company. As of the date of this Registration Statement, no holder has waived the Beneficial Ownership Limitation.

Class	Authorized	Issued & Outstanding as of June 22, 2016
Common Stock	400,000,000	7,874,177
Series A Preferred	100,000	688
Series B Preferred	62,500	9,938
Series C Preferred	6,944,445	138,889
Series D Preferred	500,000	425,000

Notes

As of the date of this Prospectus, the Company has two 10% unsecured convertible notes issued and outstanding convertible into 68,055,561 shares of the Company’s common stock, par value $0.0001 per share at a conversion price equal to $0.01.

Warrants

As of the date of this Prospectus, the Company has issued and outstanding warrants to purchase an aggregate of 6,666,672 shares of Series C Preferred stock, at an exercise price of $0.09 per share, and 40,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share.

Other Convertible Securities

As of the date of this Prospectus, other than the securities described above, the Company does not have any outstanding convertible securities.

SELLING SECURITY HOLDERS

This prospectus relates to the offering by the selling stockholders of up to 3,000,000 shares of common stock of the Company, including 1,611,110 shares issuable upon conversion of outstanding convertible notes (the “Notes”) and 1,388,890 shares issuable upon conversion of 138,889 outstanding shares of Series C Preferred Stock.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as set forth below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering(1)	Number of Shares Included in Prospectus	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering(2)
D2CF, LLC (Steven Angel) (3)	2,763,890	25.98%	1,388,890	1,375,001	11.23%
Benza Pharma, LLC (Mark Groussman) (3)	132,666,720	94.40%	1,611,110	131,055,610	92.34%
(1)	Based on 7,874,177 shares of common stock outstanding as of June 22, 2016.
(2)	Based upon 10,874,177 shares of common stock outstanding after the Offering assuming all outstanding Notes and Preferred Stock for which the underlying shares have been registered herein will be converted or exercised into shares of Common Stock.
(3)	The underlying convertible notes and warrants contain a 4.99%-9.99% beneficial ownership blocker.

PLAN OF DISTRIBUTION

 Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets, OTC Pink Marketplace or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

☐	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

☐	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

☐	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

☐	a combination of any such methods of sale; or

☐	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The financial statements as of June 30, 2015 and 2014 and for each of the years in the two year period ended June 30, 2015, included in this prospectus have been so included in reliance on the report of Paritz & Company, P.A., an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Unless we register a class of our securities pursuant to Section 12 of the Exchange Act, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Exchange Act. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission on a voluntary basis and we will not be subject to the proxy rules, short-swing profit provisions, going-private regulation, beneficial ownership reporting, and the majority of the tender offer rules and the reporting requirements of the Exchange Act. While we are not currently subject to the reporting requirements of the Exchange Act and have been voluntarily filing reports, we will become subject to the Exchange Act reporting requirements under Section 15(d) upon effectiveness of the current registration statement for at least one year. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

Audited Financial Statements:

Unaudited Interim Financial Statements:

Consolidated Balance Sheets as of March 31, 2016 and June 30, 2015	F-19
Consolidated Statements of Operations for the Three and Nine Months Ended March 31, 2016 and 2015	F-20
Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2016 and 2015	F-21
Notes to Consolidated Financial Statements	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Medical Alarm Concepts Holding, Inc.

We have audited the accompanying consolidated balance sheets of Medical Alarm Concepts Holding, Inc. (the “Company”) as of June 30, 2015 and 2014 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the consolidated financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Alarm Concepts Holding, Inc. as of June 30, 2015 and 2014 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 3 to the accompanying consolidated financial statements, the Company had working capital deficit of $808,693, a stockholders’ deficit of $808,693, did not generate cash from its operations, and had operating loss for past two years. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey,

December 18, 2015

F-1

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2015	June 30, 2014
ASSETS
CURRENT ASSETS
Cash	$1,335	$7,673
Accounts receivable net of allowance of $9,123 and $7,906	98,659	36,952
Inventory	67,995	22,839
Loan to employee	30,000	—
Prepaid expenses	76,664	—
Total current assets	274,653	67,464

NON-CURRENT ASSETS
Property and equipment, net	—	461
Intangible assets, net	—	1,099,036
Total non-current assets	—	1,099,497

Total assets	$274,653	$1,166,961

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Derivative liability	$—	$30,766
Accounts payable	92,751	67,305
Deferred revenue	368,864	380,397
Due to related party	20,740	—
Note payable - other	86,294	5,000
Credit line payable - related party	388,000	—
Accrued expenses and other current liabilities	126,697	194,025
Convertible notes payable - related party	—	25,908
Patent payable	—	2,500,000
Total current liabilities	1,083,346	3,203,401

STOCKHOLDERS' DEFICIT
Series A Convertible Preferred Stock: $0.0001 par value; 100,000 shares authorized; 688 shares issued and outstanding as of June 30, 2015 and 2014, respectively	—	—
Series B Convertible Preferred Stock: $0.0001 par value; 62,500 shares authorized; 9,938 shares issued and outstanding as of June 30, 2015 and 2014, respectively	1	1
Common stock: $0.0001 par value; 20,000,000 shares authorized; 6,998,676 and 5,623,676 shares issued and outstanding on June 30, 2015 and 2014, respectively	700	562
Additional paid-in capital	12,576,891	12,203,981
Stock to be issued	28,000	—
Accumulated deficit	(13,414,285)	(14,240,984)
Total stockholders' deficit	(808,693)	(2,036,440)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$274,653	$1,166,961

See accompanying notes to the consolidated financial statements.

F-2

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended June 30,
	2015	2014
Revenue	$1,147,099	$1,153,693
Cost of revenue	366,702	324,503
Gross profit	780,397	829,190

Operating expenses
Selling expense	305,738	212,133
General and administrative	987,035	1,695,423
Total operating expenses	1,292,773	1,907,556
Loss from operations	(512,376)	(1,078,366)

Other (income) expenses
Change in fair value of derivative instrument	11,335	(1,514,947)
Gain from termination of patent agreement	(1,476,196)	—
Interest expense - related party	8,436	22,320
Interest expense	117,350	189,220
Total other income	(1,339,075)	(1,303,407)

Income before income tax	826,699	225,041
Income tax provision	—	—
Net income	$826,699	$225,041

Net income per common share - basic and diluted	$0.13	$0.06
Weighted average number of common shares - basic and diluted	6,206,090	3,787,467

See accompanying notes to the consolidated financial statements.

F-3

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Stock to	Additional Paid-in	Deficit	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	be issued	Capital	Accumulated	Deficit
Balance at June 30, 2013	688	$—	9,938	$1	1,696,813	$170	$—	$9,127,788	$(14,466,025)	$(5,338,066)
Conversion of convertible notes to Common Stock	—	—	—	—	2,123,930	212	—	314,607	—	314,819
Common Stock issued for repayment of Note payable - related party	—	—	—	—	36,250	4	—	28,996	—	29,000
Issuance of common stocks for services	—	—	—	—	1,543,669	154	—	994,294	—	994,448
Forgiveness of credit line	—	—	—	—	—	—	—	618,844	—	618,844
Derivative liability classified to additional paid-in capital upon conversion of related convertible notes	—	—	—	—	—	—	—	909,918	—	909,918
Accrued interest and debt discount classified to additional paid-in capital upon conversion and forgiveness of debt	—	—	—	—	—	—	—	107,656	—	107,656
Stock issued for cash	—	—	—	—	123,014	12	—	76,888	—	76,900
Stock issued for payment of interest	—	—	—	—	100,000	10	—	24,990	—	25,000
Net income	—	—	—	—	—	—	—	—	225,041	225,041
Balance at June 30, 2014	688	—	9,938	1	5,623,676	562	—	12,203,981	(14,240,984)	(2,036,440)
Net income	—	—	—	—	—	—	—	—	826,699	826,699
Issuance of common stocks for services	—	—	—	—	1,375,000	138	28,000	304,901	—	333,039
Forgiveness of convertible note - related party	—	—	—	—	—	—	—	25,908	—	25,908
Derivative liability classified to additional paid-in capital upon forgiveness of related convertible notes	—	—	—	—	—	—	—	42,101	—	42,101
Balance at June 30, 2015	688	$—	9,938	$1	6,998,676	$700	$28,000	$12,576,891	$(13,414,285)	$(808,693)

See accompanying notes to the consolidated financial statements.

F-4

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended June 30,
	2015	2014
Net income	$826,699	$225,041
Adjustments to reconcile net income to net cash used in operating activities:
Common stock issued for services	284,370	994,448
Common stock issued for interest	—	25,000
Change in fair value of derivative instrument	11,335	(1,514,947)
Write-off of patent	(1,476,197)	—
Amortization of patent	75,233	78,503
Non-cash interest expense	—	28,991
Bad debt expense	1,217	7,906
Inventory markdown	2,856	—
Depreciation	461	5,253
Change in operating assets and liabilities
Accounts receivable	(62,924)	(33,249)
Inventory	(48,012)	3,297
Prepaid expense	(27,995)	32,661
Accounts payable	25,446	(4,318)
Accrued expenses and other current liabilities	(67,328)	20,524
Deferred revenue	(11,533)	105,206
Net Cash Used in Operating Activities	(466,372)	(25,684)

CASH FLOWS FROM INVESTING ACTIVITIES
Loan to employee	(30,000)	—
Net Cash Used in Investing Activities	(30,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable - other	81,294	5,000
Proceeds from issuance of common stock	—	22,500
Proceeds from credit line - related party	388,000	—
Advance from related party	20,740	—
Net Cash Provided By Financing Activities	490,034	27,500

NET INCREASE (DECREASE) IN CASH	(6,338)	1,816

CASH AT BEGINNING OF YEAR	7,673	5,857

CASH AT END OF YEAR	$1,335	$7,673

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$113,250	$125,000

Cash paid for income taxes	$—	$—

Conversion of convertible notes to common stock	$—	$314,819

Common Stock issued for repayment of Note payable - related party	$—	$29,000

Derivative liability classified to additional paid-in capital upon conversion of related convertible notes	$—	$909,918

Issuance of common stock previously classified as stock to be issued	$—	$54,400

Forgiveness of credit line payable classified to additional paid in capital	$—	$618,844

Convertible note - related party and related derivative liability classified to additional paid in capital upon forgiveness	$68,009	$—

Stock issued for services record as prepaid expenses	$48,669	$—

Accrued interest and debt discount classified to additional paid-in capital upon conversion and forgiveness of debt	$—	$107,656

See accompanying notes to the consolidated financial statements.

F-5

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   NATURE OF OPERATIONS

On June 4, 2008, Medical Alarm Concepts Holding, Inc. (the “Company”) was incorporated under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”).

The Company utilizes new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

NOTE 2   SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions and balances among the Company and its subsidiary are eliminated upon consolidation.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash and cash equivalents.

F-6

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2   SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Accounts receivable and allowance for doubtful accounts receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.  We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.  Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventory

The Company values inventory, consisting of purchased products, at the lower of cost or market. Cost is determined on the first-in and first-out (“FIFO”) method. The Company regularly reviews its inventories on hand and, when necessary, records a provision for excess or obsolete inventories based primarily on current selling price and spot market prices. The Company recorded inventory markdown of $2,856 and $0 for the year ended June 30, 2015 and 2014, respectively.

Property and equipment

Property and equipment includes furniture and fixtures and office equipment which are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of furniture and fixtures and office equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over their estimated useful life of seven (7) and five (5) years, respectively. Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Patent

The Company has adopted the guidelines as set out in section 330-30-35-6 of the FASB Accounting Standards Codification (“ASC”) for patent costs. Under the requirements as set out, the Company capitalizes and amortizes patent costs associated with the licensed product the Company intends to sell pursuant to the Purchase Agreement and the Patent Assignment Agreements, entered into on July 10, 2008 and effective July 30, 2008, over their estimated useful life. From July 30, 2008 to March 31, 2011, the patent cost was amortized over the period of six years. The company changed the estimated useful life of patent from six years to twenty years. From April 1, 2011, the unamortized balance of patent costs will be amortized over the remaining period of useful life. The costs of defending and maintaining patents are expensed as incurred. Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

F-7

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2   SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

The Company follows section 360-10-05-4 of the FASB ASC for its long-lived assets. The Company’s reviews it long-lived assets, which include property and equipment, and patent, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future undiscounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated or amortized over the newly determined remaining estimated useful lives. The Company determined that there were no impairments of long-lived assets as of June 30, 2015 and 2014.

Convertible instruments and derivative financial instruments

The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 810-10-05-4 of the FASB ASC and paragraph 815-40-25 of the FASB ASC. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the conversion date and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

On January 1, 2009, the Company adopted Section 815-40-15 of the FASB ASC (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. The adoption of Section 815-40-15 has affected the accounting for (i) certain freestanding warrants that contain exercise price adjustment features and (ii) convertible bonds issued by foreign subsidiaries with a strike price denominated in a foreign currency.

F-8

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2   SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB ASC for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB ASC (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value pursuant to GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1   Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2   Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3   Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventory, prepaid expenses, accounts payable, deferred revenues and accrued liabilities, approximate their fair values because of the short maturity of these instruments. The Company’s convertible notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at June 30, 2015 and 2014.

The derivative liability which consists of embedded conversion feature and warrants issued in connection with our convertible debt, classified as a level 3 liability, are the only financial liability measured at fair value on a recurring basis. (See Note 9)

Income Taxes

The Company accounts for income taxes under the provisions of FASB ASC Topic 740, “Income Tax,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation when it is more likely than not that the assets will not be recovered.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

F-9

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2   SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company’s revenues are derived principally from utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions. The Company applies paragraph 605-10-S99-1 of the FASB ASC for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

All revenues from subscription arrangements are recognized ratably over the term of such arrangements. The excess of amounts received over the income recognized is recorded as deferred revenue on the consolidated balance sheet.

Shipping and handling costs

The Company accounts for shipping and handling fees in accordance with paragraph 605-45-45-19 of the FASB ASC. While amounts charged to customers for shipping products are included in revenues, the related costs are classified in cost of goods sold as incurred.

Stock-based compensation

We recognize compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee stock-based awards, we calculate the fair value of the award on the date of grant using the Black-Scholes method for stock options and the quoted price of our common stock for unrestricted shares; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, we calculate the fair value of the award on the date of grant in the same manner as employee awards. However, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date equals the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

The Black-Scholes option valuation model is used to estimate the fair value of the warrants or options granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options or warrants. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants or options granted.

Net income per common share

Net income per common share is computed pursuant to section 260-10-45 of the FASB ASC. Basic net income per common share is computed by taking net income divided by the weighted average number of common shares outstanding for the period. Diluted net income per common share is computed by dividing net income by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through stock options, warrants, and convertible debt. These potential shares of common stock were not included as they were anti-dilutive.

F-10

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2   SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB ASC for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB ASC to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company evaluates subsequent events through the date when the financial statements are issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recent Accounting Pronouncements

In April 2015, the FASB updated the guidance within ASC 835, Interest. The update provides guidance on simplifying the presentation of debt issuance cost. The amendments require debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The new guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact on its consolidated financial statements.

There were no other recent accounting pronouncements that have had a material effect on the Company’s financial position or results of operations

F-11

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3   GOING CONCERN

These consolidated financial statements are presented on the basis that we will continue as a going concern. The going concern concept contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has working capital deficit of $808,693, did not generate cash from its operations, had stockholders’ deficit of $808,693 and had operating losses for past two years. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – INTANGIBLE ASSETS

On July 10, 2008, the Company entered into a Purchase Agreement and Patent Assignment Agreement (the “Agreement”) to be effective July 31, 2008. The Company was obligated to pay the seller $2,500,000 on June 30, 2012. The Agreement specifies interest of 6% to be payable monthly, commencing on July 31, 2008. The seller will reacquire all patents and applications if payment was not made on June 30, 2012. This agreement had been extended quarterly since June 30, 2012.

The patent was amortized over its estimated useful life. Amortization of patent aggregated $75,233 and $78,503 for the year ended June 30, 2015 and 2014 respectively.

In June 2015, the Agreement was terminated. The loan payable of $2,500,000 and unamortized balance of intangible asset of $1,023,804 were written off and a gain of $1,476,196 was recorded upon termination of the Agreement. The Company subsequently signed a new agreement with patent holder on November 18, 2015. Based on the new agreement,  the company has the ability to order and sell the MediPendant® product utilizing the patent and pay $25 per unit purchased for license fee.

Patent, stated at cost, less accumulated amortization consisted of the following:

	June 30, 2015	June 30, 2014
Patent	$—	$2,500,000
Less: accumulated amortization	—	(1,400,964)
	$—	$1,099,036

F-12

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table presents accrued expenses and other current liabilities.

	June 30, 2015	June 30, 2014
Accrued expenses	$114,397	$181,725
Other current liabilities	12,300	12,300
Total	$126,697	$194,025

NOTE 6 - CREDIT LINE – RELATED PARTY

On January 6, 2012, the Company and Biotech Development Group, LLC. (“Biotech”), a shareholder, entered into a credit line agreement (“Credit Line Agreement”), pursuant to which, Biotech agreed to give the Company a line of credit to borrow up to $500,000. The principal balance is due on December 31, 2012. This credit line bears interest at 8% per annum and due quarterly. On May 18, 2012, the credit line was increased to $750,000. On June 11, 2013, the due date of the credit line was extended to December 31, 2014. The Company recorded interest expense on the credit line of $22,320 for the year ended June 30, 2014. On December 10, 2013, the balance of credit line, including accrued interest, was forgiven. Since the credit line is from a related party, the amount forgiven was recorded in additional paid-in capital. (See Note 8)

On September 30, 2014, the Company entered into a line of credit with a company, which is partially owned by the Company’s CEO. Under the line of credit agreement, the Company will be able to borrow up to $300,000 with the rate of interest of 6.5% per annum. The maturity date of the credit line is September 30, 2017. The Company has the option to extend the maturity date for one year to September 30, 2018. On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date. The Company recorded accrued interest on the credit line of $8,436 for the year ended June 30, 2015.

NOTE 7 - CONVERTIBLE NOTES PAYABLE

The convertible notes are convertible into shares of the Company’s common stock at a fixed conversion price equal to the lesser of the fixed conversion price of $0.002, or seventy five percent (75%) of the average of the closing bid price of the common stock as reported by Bloomberg LP for the principal market for the 5 trading days preceding the conversion date.

During the year ended June 30, 2014, convertible notes with total face amount of $314,819 were converted pursuant to Global Settlement Agreement. (See Note 8)

On November 2, 2014, the holder of convertible note informed the Company that it will no longer be seeking repayment of $25,908. Since the holder of convertible note was a related party, the Company recorded the forgiveness of the debt and related derivative liability as additional paid-in capital.

F-13

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CONVERTIBLE NOTES PAYABLE (CONTINUED)

The following table summarizes the convertible promissory notes movement of fiscal 2015 and 2014:

Balance at June 30, 2013	$340,727
Issued	—
Converted	(314,819)
Total	25,908
Less: debt discount	—
Balance at June 30, 2014	25,908
Forgiveness	(25,908)
Balance at June 30, 2015	$—

NOTE 8 – STOCKHOLDERS’ EQUITY

During the fiscal year ended June 30, 2014, 123,014 shares of common stocks were issued to investors for $76,900 cash. $54,400 was received during the year ended June 30, 2013 and was classified as the liability for common stock to be issued, which was included in accrued expense and other current liabilities at June 30, 2013 and reclassified to equity upon issuance of the shares.

On December 10, 2013, the Company entered into a Global Settlement Agreement (the “Agreement”). Pursuant to the term of a Global Settlement Agreement (“GSA”) among the Company, Biotech and the management team, as defined:

1.	Biotech forgave any outstanding borrowings of the Company under the Credit Line referred to in Note 6 for no consideration.
2.	Outstanding convertible notes aggregating $314,819 were converted into 2,123,930 shares of the Company’s common stock.
3.	The management team agreed to forfeit its rights to future anti-dilution of its ownership position in exchange for 1,493,669 shares of the Company’s common stock. The shares issued were valued at $0.64 per share which is the market price in December 10, 2013 and recorded as stock compensation expense.

Both parties also agreed on the following terms: 1) the management team agreed to modify its September 19, 2011 agreement with the Company giving up all anti-dilution rights, 2) the Company agreed to take steps to increase the number of authorized shares to accommodate the debt conversions and would complete a reverse split of its shares, 3) The Company would file a registration statement with the SEC, and 4) the Company would continue to file past due periodic reports with the SEC on Forms 10-Q and 10-K in order to return the Company to full reporting status, a process that is already well underway.

On February 5, 2014 the Company issued 50,000 shares of common stock to a shareholder as compensation for consulting services provided to the Company. Those shares were valued at the quoted market price for total $38,500 and recorded as expense.

On February 5, 2014, the Company issued 36,250 shares of common stock to a related note holder as repayment of promissory note of $29,000.

F-14

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – STOCKHOLDERS’ EQUITY (CONTINUED)

On June 26, 2014, the Company issued 100,000 shares of common stock to a patent holder for payment of interest. (See Note 4)

During fiscal year ended June 30, 2015, 1,375,000 shares were issued as compensation to service providers, which were valued at fair market value on the date of issuance and amortized over service period on a straight-lined basis.

NOTE 9 - DERIVATIVE LIABILITY AND FAIR VALUE

The Company has evaluated the application of ASC 815 Derivatives and Hedging (formerly SFAS No. 133) and ASC 815-40-25 to the Warrants to purchase common stock issued with the Convertible Notes and service agreements. Based on the guidance in ASC 815 and ASC 815-40-25, the Company concluded these instruments were required to be accounted for as derivatives due to the down round protection feature on the conversion price and the exercise price. The Company records the fair value of these derivatives on its balance sheet at fair value with changes in the values of these derivatives reflected in the statements of operations as “Gain (loss) on derivative liabilities.” These derivative instruments are not designated as hedging instruments under ASC 815 and are disclosed on the balance sheet under Derivative Liabilities.

The Company accounted for the issuance of the convertible debentures in accordance with ASC 815” Derivatives and Hedging.” The debentures are convertible into an indeterminate number of shares for which the Company cannot determine if it has sufficient authorized shares to settle the transaction with.  Accordingly, the embedded conversion option is a derivative liability and is marked to market through earnings at the end of each reporting period.

During the year ended June 30, 2015, the balance of convertible notes, $25,908, were forgiven (See Note 7) The fair value of derivative liability at the date of forgiveness was added to additional paid-in capital.

NOTE 10 – NOTE PAYABLE –OTHER

Note payable - Other consists of the following:	As of June 30,
	2015	2014
Celtic Bank	$15,690	$—
On Deck Capital, Inc.	70,604	—
A vendor	—	5,000
	$86,294	$5,000

On November 1, 2013, the Company issued a $30,000 promissory note to a vendor who provide monitoring services to the Company. The note is non-interest bearing and due on June 1, 2014. The note will be paid in six installment payments with $5,000 due on the first day of each month from January to June 2014. Based on the note, all subscribers monitoring agreements owned or newly originated by the Company must be monitored by the note holder until the terms of the agreement are satisfied. This note is guaranteed by the CEO of the Company. As of June 30, 2014, unpaid balance was $5,000 which was paid in July 2014.

In June 2015, the company obtained a loan of $75,000 from On Deck Capital, Inc. with interest at 55% per annual and due on June 2, 2016.

During the year ended June 30, 2015, the Company obtained various loans from Celtic Bank with interest rate from 1% to 2.75% per month and due in six months from the borrowing date.

F-15

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS

Interest expenses for credit line were $8,436 and $22,320 for the years ended June 30, 2015 and 2014, respectively, zero amount was paid during the years ended June 30, 2015 and 2014. (See Note 6)

On December 10, 2013, the Company issued 1,493,669 shares of common stock to management team per Global Settlement Agreement. (See Note 8)

On June 14, 2013, the Company issued a $29,000 promissory note to a family member of the Company’s CEO. The note is non-interest bearing and due on June 13, 2014. The note was converted to 36,250 shares of common stock on February 5, 2014.

On February 5, 2014 the Company issued 50,000 shares of common stock to a shareholder as compensation for consulting services provided to the Company. Those shares were valued at the quoted market price for total $38,500 and recorded as expense.

On September 30, 2014, the Company entered into a line of credit with Medi Pendant of New York, Inc. (“MNY”), which is partially owned by the Company’s CEO. Under the line of credit agreement, the Company will be able to borrow up to $300,000 with the rate of interest of 6.5% per annum. The maturity date of the credit line is September 30, 2017. The Company has the option to extend the maturity date for one year to September 30, 2018.

On November 2, 2014, the holder of convertible note informed the Company that it will no longer be seeking repayment of $25,908. Since the holder of convertible note was a related party, the Company recorded the forgiveness of the debt and related derivative liability as additional paid-in capital.

On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date. As of June 30, 2015, outstanding balance under the line of credit was $388,000. The company also agreed to issue 200,000 shares of common stock to one of the owner of MNY to exchange for the increase of line of credit. These shares were value at the market value of $28,000 which was the fair market value at the grant date and recorded as shares to be issued since those share were issued in the subsequent period.

During the year ended June 30, 2015, the Company’s CEO advanced $20,740 to the Company. The amount is non-interest bearing and due on demand.

F-16

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – INCOME TAX

The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the years ended June 30, 2015 and 2014 to the Company’s effective tax rate is as follows:

	Year ended June 30,
	2015	2014
U.S. federal statutory rate	34.00%	34.00%
State income tax, net of federal benefit	9.99%	9.99%
Permeant difference – change in fair value of derivative instrument and non-cash interest expense	0.60%	(296.14%)
Change in valuation allowance	(49.59)%	252.15%
Income tax provision (benefit)	0.00%	0.00%

The benefit for income tax is summarized as follows:

	Year ended June 30,
	2015	2014
Federal:
Current	$—	$—
Deferred	284,932	438,568
State and local:
Current	—	—
Deferred	83,720	128,862
Change in valuation allowance	(368,652)	(567,430)
Income tax provision (benefit)	$—	$—

The tax effects of temporary differences that give rise to the Company’s net deferred tax liability as of June 30, 2015 and 2014 are as follows:

	As of June 30,
	2015	2014
Net operating losses carried forward	$4,416,080	$4,784,732
Less: valuation allowance	(4,416,080)	(4,784,732)
Deferred tax assets	$—	$—

As of June 30, 2015, the Company had approximately $ 10 million of federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2028. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

F-17

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – INCOME TAX (CONTINUED)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against the entire deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

The Company files U.S. federal and states of Pennsylvania tax returns that are subject to audit by tax authorities beginning with the year ended June 30, 2008.The Company’s policy is to classify assessments, if any, for tax and related interest and penalties as tax expense.

NOTE 13 - CONCENTRATION AND CREDIT RISK

Sales to one customer accounted for approximately 19% and 19% of the Company’s revenue for the year ended June 30, 2015 and 2014, respectively.

The Company had only two and one supplier during the years ended June 30, 2015 and 2014, respectively.

NOTE 14 – SUBSEQUENT EVENT

On October 19, 2015, the Company issued 400,000 to two consultants for services performed per consulting agreements and 200,000 shares to one of the owner of MNY for compensation of increasing the line of credit to $500,000.

F-18

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2016	June 30, 2015

ASSETS
CURRENT ASSETS
Cash	$134,088	$1,335
Accounts receivable net of allowance of $12,646 as of March 31, 2016 and $9,123 as of June 30, 2015	85,187	98,659
Inventory	62,767	67,995
Loan to employee	30,000	30,000
Prepaid expenses	193,937	76,664
Total current assets	505,979	274,653
Total assets	$505,979	$274,653

LIABILITIES AND STOCKHOLDRS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$57,117	$92,751
Deferred revenue	326,589	368,864
Due to related party	1,675	20,740
Note payable - other	46,581	86,294
Derivative liabilities	116,835	—
Convertible notes payable, net of discount	371,903	—
Accrued expenses and other current liabilities	140,586	126,697
Total current liabilities	1,061,286	695,346

LONG-TERM LIABILITIES
Credit line payable - related party	397,500	388,000

TOTAL LIABILITIES	1,458,786	1,083,346

STOCKHOLDERS' DEFICIT
Series A Convertible Preferred Stock: $0.0001 par value; 100,000 shares authorized; 688 shares issued and outstanding as of March 31, 2016 and June 30, 2015, respectively	—	—
Series B Convertible Preferred Stock: $0.0001 par value; 62,500 shares authorized; 9,938 shares issued and outstanding as of March 31, 2016 and June 30, 2015, respectively	1	1
Series C preferred stock: $0.0001 par value; 6,944,445 authorized, 1,388,890 and nil issued and outstanding as of March 31, 2016 and June 30, 2015, respectively	139	—
Common stock: $0.0001 par value; 400,000,000 shares authorized; 7,878,676 and 6,998,676 shares issued and outstanding as of March 31, 2016 and June 30, 2015, respectively	788	700
Additional paid-in capital	12,823,949	12,576,891
Stock to be issued	—	28,000
Accumulated deficit	(13,777,684)	(13,414,285)
Total stockholders' deficit	(952,807)	(808,693)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$505,979	$274,653

See accompanying notes to these unaudited consolidated financial statements.

F-19

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2016	2015	2016	2015
Revenue	$325,095	$279,627	$996,727	$791,708
Cost of revenue	91,470	124,490	301,427	227,549
Gross profit	233,625	155,137	695,300	564,159

Operating expenses
Selling expense	69,768	107,835	122,700	237,719
General and administrative	353,896	225,337	939,250	591,051
Total operating expenses	423,664	333,172	1,061,950	828,770
Loss from operations	(190,039)	(178,035)	(366,650)	(264,611)

Other (income)/expenses
Change in fair value of derivative instrument	(82,057)	—	(82,057)	11,335
Interest expense - related party	6,643	5,487	19,378	8,421
Interest expense - other	32,280	37,910	59,428	113,455
Total other (income)/expenses	(43,134)	43,397	(3,251)	133,211

Loss before income tax	(146,905)	(221,432)	(363,399)	(397,822)
Income tax provision	—	—	—	—
Net loss	$(146,905)	$(221,432)	$(363,399)	$(397,822)

Net loss per common share - basic and diluted	$(0.02)	$(0.04)	$(0.05)	$(0.07)
Weighted average number of common shares outstanding - basic and diluted	7,838,679	5,628,679	7,435,915	5,628,661

See accompanying notes to these unaudited consolidated financial statements.

F-20

MEDICAL ALARM CONCEPTS HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended March 31,
	2016	2015
Net loss	$(363,399)	$(397,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	166,919	1,750
Change in fair value of derivative instrument	(82,057)	11,335
Amortization of debt discount	25,080	—
Amortization of patent	—	58,877
Depreciation	—	460
Change in operating assets and liabilities
Accounts receivable	13,472	19,276
Inventory	5,228	(91,151)
Prepaid expense	(164,192)	(18,350)
Accounts payable	(35,634)	57,616
Accrued expenses and other current liabilities	13,889	27,832
Deferred revenue	(42,275)	(36,651)
Net cash used in operating activities	(462,969)	(366,828)

CASH FLOWS FROM INVESTING ACTIVITIES
Loan to employee	—	(30,000)
Net cash used in investing activities	—	(30,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes issued	612,500	—
Repayment for note payable - other	(39,713)	(5,000)
Proceeds from credit line - related party	—	396,608
Repayment to related party	(19,065)	—
Sales of common stock	20,000	—
Proceeds from warrants exercised	12,500	—
Net cash provided by financing activities	586,222	391,608

NET INCREASE (DECREASE) IN CASH	123,253	(5,220)

CASH AT BEGINNING OF PERIOD	1,335	7,673

CASH AT END OF PERIOD	$124,588	$2,453

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$34,348	$106,000
Cash paid for income taxes	$—	$—
Derivative liabilities classified to additional paid-in capital upon conversion of related convertible notes	$—	$42,101
Forgiveness of convertible notes	$—	$25,908

See accompanying notes to these unaudited consolidated financial statements.

F-21

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	NATURE OF OPERATIONS

On June 4, 2008, Medical Alarm Concepts Holding, Inc. (the “Company”) was incorporated under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”).

The Company utilizes new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

2.	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions and balances among the Company and its subsidiary are eliminated upon consolidation.

These interim consolidated financial statements are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) and disclosures necessary for a fair presentation of these interim consolidated financial statements have been included. The results reported in the consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year or any other periods. (a) The consolidated balance sheet as of June 30, 2015, which was derived from audited financial statements, and (b) the unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015.

Certificate of Amendment

On May 3, 2016, the Company filed a Certificate of Amendment (the “Amendment”) to its Articles of Incorporation, as amended, to increase the total number of shares of authorized capital stock to 410,000,000 shares consisting of (i) 400,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock with such rights and preferences as determined by the Company’s Board of Directors. The Amendment was approved by written consent of the Company’s shareholder holding a majority of the Company’s voting capital stock on March 15, 2016.

F-22

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2.	SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Inventory

The Company values inventory, consisting of purchased products, at the lower of cost or market. Cost is determined on the first-in and first-out (“FIFO”) method. The Company regularly reviews its inventories on hand and, when necessary, records a provision for excess or obsolete inventories based primarily on current selling price and spot market prices. The Company determined that there were no impairment of long-lived assets as of March 31, 2016.

Impairment of long-lived assets

The Company follows section 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s reviews it long-lived assets, which include property and equipment, and patent, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future undiscounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated or amortized over the newly determined remaining estimated useful lives. The Company determined that there were no impairment of long-lived assets as of March 31, 2016.

F-23

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2.	SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Convertible instruments and derivative financial instruments

The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 810-10-05-4 of the FASB ASC and paragraph 815-40-25 of the FASB ASC. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the conversion date and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value pursuant to GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

F-24

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2.	SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventory, accounts payable, deferred revenues and accrued liabilities, approximate their fair values because of the short maturity of these instruments. The Company’s convertible notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at March 31, 2016.

The derivative liability in connection with the conversion feature of the convertible debt and warrants is classified as a level 3 liability, and is the only financial liability measured at fair value on a recurring basis.

Income Taxes

The Company accounts for income taxes under the provisions of FASB ASC Topic 740, “Income Tax,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation when it is more likely than not that the assets will not be recovered.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Revenue Recognition

The Company’s revenues are derived principally from utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions. The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

All revenues from subscription arrangements are recognized ratably over the term of such arrangements. The excess of amounts received over the income recognized is recorded as deferred revenue on the consolidated balance sheet.

F-25

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2.	SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Shipping and Handling Costs

The Company accounts for shipping and handling fees in accordance with paragraph 605-45-45-19 of the FASB Accounting Standards Codification. While amounts charged to customers for shipping products are included in revenues, the related costs are classified in cost of goods sold as incurred.

Stock-Based Compensation

We recognize compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee stock-based awards, we calculate the fair value of the award on the date of grant using the Black-Scholes method for stock options and the quoted price of our common stock for unrestricted shares; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, we calculate the fair value of the award on the date of grant in the same manner as employee awards. However, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date equals the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Net Income per Common Share

Net income per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income per common share is computed by taking net income divided by the weighted average number of common shares outstanding for the period. Diluted net income per common share is computed by dividing net income by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through stock options, warrants, and convertible debt. These potential shares of common stock were not included as they were anti-dilutive.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recent Accounting Pronouncements

In April 2015, the FASB updated the guidance within ASC 835, Interest. The update provides guidance on simplifying the presentation of debt issuance cost. The amendments require debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The new guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact on its consolidated financial statements.

There were no other recent accounting pronouncements that have had a material effect on the Company’s financial position or results of operations.

F-26

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3.	GOING CONCERN

These consolidated financial statements are presented on the basis that the Company will continue as a going concern. The going concern concept contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, as of March 31, 2016, the Company has working capital deficit of $555,307; did not generate significant cash from its operations; had stockholders’ deficit of $952,807 and had operating loss for prior two years. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering, or by alternative methods. Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

4.	LOAN TO EMPLOYEE

On December 4, 2014, the Company loaned $30,000 to an employee of the Company. This loan is non-interest bearing and due on December 31, 2015. The employee pledged 60,000 shares of the Company’s common stock as collateral. On December 28, 2015, the due date of this loan was extended to December 31, 2016.

5.	DUE TO RELATED PARTY

Due to related party consist advances from company’s Chief Executive Officer. The amount is non-interest bearing and due on demand.

6.	CREDIT LINE – RELATED PARTY

On September 30, 2014, the Company entered into a line of credit with Medi Pendant New York, Inc. (“MNY”), which is partially owned by the Company’s CEO. Under the line of credit agreement, the Company will be able to borrow up to $300,000 with the rate of interest of 6.5% per annum. The maturity date of the credit line is September 30, 2017. The Company has the option to extend the maturity date for one year to September 30, 2018. On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date. The Company recorded accrued interest on the credit line of $19,378 and $8,421 for the nine months ended March 31, 2016 and 2015; $6,643 and $5,487 for the three months ended March 31, 2016 and 2015, respectively.

The company agreed to issue 200,000 shares of common stock to one of the owner of MNY to exchange for the increase of line of credit. These shares were value at $28,000 which was the fair market value at the grant date and were issued on October 19, 2015. (See Note 10)

F-27

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

7.	NOTE PAYABLE - OTHER

Note payable - Other consists of the following:

		As of March 31, 2016	As of June 30, 2015
a	Celtic Bank	$6,692	$15,690
b	On Deck Capital, Inc.	17,021	70,604
c	First US Funding	—	—
d	Knights Capital Funding	22,868	—
	Total	$46,581	$86,294

a. The Company obtained various Loans from Celtic Bank with interest rate from 1% to 2.75% per month and due in six months from the borrowing date.

b. In June 2015, the company obtained a loan of $75,000 from On Deck Capital, Inc. with interest at 55% per annual and matures on June 2, 2016.

c. On September 3, 2015, the Company entered into purchase agreement with First US Funding, an unrelated financing company, in the amount of $42,600 less an original discount of 12,600 for net proceeds of $30,000. Under the terms of the agreement the Company sells, assigns, and transfers to First US Funding all of its interests in each of its future receivables due to the Company from its customers and credit card processor, until the loan is paid off. The Company and First US Funding have agreed that the payment of the purchase amount will be repaid by the Company in 126 payments of $338 due each business day beginning on the first day after the loan was disbursed, until the full amount due under the agreement is paid. The agreement is personally guaranteed by the Chief Executive Officer of the Company. The Company has recorded the amount of the total repayment as a financing debt, with the difference between the proceeds received and the total repayment amount as a discount, which is being amortized as imputed interest (at an effective rate of 147%) over the life of the agreement which is the date that the total repayments will be made assuming the Company is timely in all of its payments. The loan was paid off on March 31, 2016.

d. On December 15, 2015, the Company entered into purchase agreement with Knight Capital Funding, an unrelated financing company, in the amount of $40,020 less an original discount of 11,020 for net proceeds of $29,000. Under the terms of the agreement the Company sells, assigns, and transfers to Knight Capital Funding all of its interests in each of its future receivables due to the Company from its customers and credit card processor, until the loan is paid off. The Company and Knight Capital Funding have agreed that the payment of the purchase amount will be repaid by the Company in 154 payments of $260 due each business day beginning on the first day after the loan was disbursed, until the full amount due under the agreement is paid. The agreement is personally guaranteed by the Chief Executive Officer of the Company. The Company has recorded the amount of the total repayment as a financing debt, with the difference between the proceeds received and the total repayment amount as a discount, which is being amortized as imputed interest (at an effective rate of 119%) over the life of the agreement which is the date that the total repayments will be made assuming the Company is timely in all of its payments.

F-28

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

8.	CONVERTIBLE NOTES PAYABLE

On March 1, 2016 and March 3, 2016, the Company closed the private placement and received $612,500 by issuing $660,000 and $13,750 unsecured convertible notes (“convertible notes”) and warrants to two investors, net of original issue discount of $61,250 per subscription agreement. The convertible notes bear no interest and are due one year from the date of issuance. The convertible notes are convertible into shares of the Company’s common stock at a conversion price equal to $0.01 per share. Warrants were issued to purchase 6,804,172 shares of Series C Convertible Preferred Stock at $0.09 per share. The conversion and warrant exercise prices are subject to certain price adjustment terms.

The Company is prohibited from effecting a conversion of convertible notes and the Preferred C Shares to the extent that, as a result of such conversion, such Investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred C Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

The Company has determined that the conversion feature embedded in the notes constitutes a derivative and has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt, on the accompanying balance sheet, and revalued to fair market value at each reporting period.

The following table summarizes the convertible notes movement:

Balance at June 30, 2015	$—
Convertible notes issued	673,750
Convertible notes converted	—
Total	673,750
Less: debt discount	(301,847)
Balance at March 31, 2016	$371,903

F-29

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

9.	WARRANTS AND DERIVATIVE LIABILITIES

On March 1, 2016 and March 3, 2016, pursuing to subscription agreement (see note 8), the Company issued warrants to two investors to purchase 6,805,561 shares of Series C Convertible Preferred Stock at $0.09 per share. On March 1, 2016, one investor paid $12,500 to exercise warrants and purchased 138,889 shares of Series C Convertible Preferred Stock at $0.09 per share.

The Company has evaluated the application of ASC 815 Derivatives and Hedging and ASC 815-40-25 to the warrants to purchase Series C Convertible Preferred Stock issued with the Convertible Notes. Based on the guidance in ASC 815 and ASC 815-40-25, the Company concluded these instruments were required to be accounted for as derivatives due to the down round protection feature on the conversion price and the exercise price. The Company records the fair value of these derivatives on its balance sheet at fair value with changes in the values of these derivatives reflected in the statements of operations as “Change in fair value of derivative instrument” These derivative instruments are not designated as hedging instruments under ASC 815 and are disclosed on the balance sheet under Derivative Liabilities.

The fair value of the warrants underlying the convertible notes issued at the time of their issuance was calculated pursuant to the Black-Scholes option pricing model. The fair value was recorded as a reduction to the convertible notes payable and was charged to operations as interest expense in accordance with effective interest method within the period of the convertible notes.

Significant assumptions used in calculating fair value of warrants and conversion feature of convertible notes at issuance date are as follows.

Expected dividend	Expected volatility	Risk-free Rate of interest	Expected term (year)	Exercise price	Common stock price per shares
0.00%	382.27%	0.12%	As set forth by each convertible note and warrant	$ 0.01	0.17

Significant assumptions used in calculating fair value of outstanding warrants at March 31, 2016 are as follows.

Expected dividend	Expected volatility	Risk-free Rate of interest	Expected term (year)	Exercise price	Common stock price per shares
0.00%	397.02%	0.12%	As set forth by each convertible note and warrant	$ 0.01	0.10

The following table provides a summary of the changes in fair value of derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (level 3):

Balance – June 30, 2015	$—
Issuances	265,676
Warrants exercised	(66,784)
Changes in fair value included in earnings	(82,057)
Balance – March 31, 2016	$116,835

F-30

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

10.	STOCKHOLDERS EQUITY

On October 19, 2015, the Company issued 400,000 shares to two consultants for services performed per consulting agreements and 200,000 shares to one of the owner of MNY for compensation of increasing the line of credit to $500,000. These shares were valued at $120,000 and $28,000, respectively, based on quoted market price at date of grant.

On January 13, 2015, the Company issued 280,000 shares of common stock to an unrelated individual for $20,000.

11.	INCOME TAX

The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the nine months ended March 31, 2016 and 2015 to the Company’s effective tax rate is as follows:

	Nine months ended March 31,
	2016	2015
U.S. federal statutory rate	(34.00)%	(34.00)%
State income tax, net of federal benefit	(9.99)%	(9.99)%
Change in valuation allowance	43.99%	43.99%
Income tax provision (benefit)	0.00%	0.00%

The benefit for income tax is summarized as follows:

	Nine months ended March 31,
	2016	2015
Federal:
Current	$—	$—
Deferred	(148,116)	(125,900)
State and local:
Current	—	—
Deferred	(43,520)	(36,992)
Change in valuation allowance	191,636	162,892
Income tax provision (benefit)	$—	$—

As of March 31, 2016, the Company had approximately $10 million of federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2028. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

F-31

MEDICAL ALARM CONCEPTS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

11.	INCOME TAX (CONTINUED

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against the entire deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

The Company files U.S. federal and states of Pennsylvania tax returns that are subject to audit by tax authorities beginning with the year ended June 30, 2008. The Company’s policy is to classify assessments, if any, for tax and related interest and penalties as tax expense.

12.	CONCENTRATIONS

The Company had only one supplier during the three and nine months ended March 31, 2016 and 2015, respectively.

13.	SUBSEQUENT EVENTS

Certificate of Amendment.

On May 3, 2016, the Company filed a Certificate of Amendment (the “Amendment”) to its Articles of Incorporation, as amended, to increase the total number of shares of authorized capital stock to 410,000,000 shares consisting of (i) 400,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock with such rights and preferences as determined by the Company’s Board of Directors. The Amendment was approved by written consent of the Company’s shareholder holding a majority of the Company’s voting capital stock on March 15, 2016.

Private Placement

On April 21, 2016 (the “Closing Date”), the Company closed the sale of one unit for $400,000 (the “Unit”), pursuant to a subscription agreements (the “Subscription Agreement”) with an accredited investor (the “Investor”). The Unit consisted of (i) 400,000 shares of Series D Preferred Stock, par value $0.0001 per share (the “Preferred D Shares”). Each of the Preferred D Shares are convertible into 100 shares of the Company’s common stock, par value $0.0001 per share; and (ii) one warrant (the “Warrant”) to purchase 40,000,000 shares of Common Stock, $0.001 par value per share, at an exercise price of $0.01 per share, subject to adjustment, and expires three years from the date of issuance.

The Company is prohibited from effecting a conversion of the Preferred D Shares to the extent that, as a result of such conversion, such Investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred D Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Common Stock Issuance

In May 2016, the Board of Directors approved to issue 37,500,000 shares of company’s common stock to company’s directors, employees and consultants.

F-32

3,000,000 Shares of Common Stock

PROSPECTUS

July 6, 2016